Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:

Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555
Jointly Administered
Debtors.

QUARTERLY FINANCIAL REPORT

AS OF APRIL 6, 2017

BALANCE SHEETS AND

POST-TWELFTH DISTRIBUTION CASH FLOW ESTIMATES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC.
c/o KRISTINE DICKSON – CHIEF FINANCIAL OFFICER
1271 AVENUE OF THE AMERICAS
40th FLOOR
NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP
c/o JACQUELINE MARCUS, GARRETT A. FAIL
767 FIFTH AVENUE
NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: July 20, 2017

Quarterly Financial Report as of April 6, 2017 (Unaudited)

QUESTIONS

The Company has established an email address to receive questions from readers regarding this presentation and its other financial disclosures. The Company plans to review questions received, and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome relative to the value of information requested, the Company shall endeavor to post a response (maintaining the anonymity of the originators of the questions). The Company assumes no obligation to respond to email inquiries.

Please email questions, with document references as relevant, to:

QUESTIONS@lehmanholdings.com

The Company’s previously posted responses can be found on the Epiq website maintained for the Company:

www.lehman-docket.com under the Key Documents tab and the Responses to Questions Submitted category

Quarterly Financial Report as of April 6, 2017 (Unaudited)

I. Schedule of Debtors

The twenty three entities listed below (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on the dates indicated below. On December 6, 2011, the Bankruptcy Court confirmed the Modified Third Amended Joint Chapter 11 Plan of Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. As of the date hereof, the following Debtors’ chapter 11 cases remain open:

	Case No.	Date Filed (“Commencement Date”)
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc.(“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009

The following Debtors’ chapter 11 cases were closed in 2016, pursuant to final decrees entered by the Bankruptcy Court (Docket No. 51920 and No. 54163):

	Case No.	Date Filed	Date Closed
LB 745 LLC	08-13600	9/16/2008	1/28/2016
PAMI Statler Arms LLC	08-13664	9/23/2008	1/28/2016
CES Aviation LLC	08-13905	10/5/2008	1/28/2016
CES Aviation V LLC	08-13906	10/5/2008	1/28/2016
CES Aviation IX LLC	08-13907	10/5/2008	1/28/2016
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009	1/28/2016
LB Somerset LLC	09-17503	12/22/2009	1/28/2016
LB Preferred Somerset LLC	09-17505	12/22/2009	1/28/2016
East Dover Limited	08-13908	10/5/2008	12/15/2016
Luxembourg Residential Properties Loan Finance S.a.r.l	09-10108	1/7/2009	12/15/2016
Merit LLC	09-17331	12/14/2009	12/15/2016

Quarterly Financial Report as of April 6, 2017 (Unaudited)

II. Notes to the Balance Sheets and Management’s Discussion & Analysis

Note 1 – Basis of Presentation

Objectives

On the Effective Date, the Plan became effective and the Debtors emerged from bankruptcy with a new Board of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). The Company continues to pursue the objectives of asset value maximization and timely distributions to creditors of available cash through the optimal execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Plan Administrator has made and expects to continue to make semi-annual distributions to creditors of Debtors, with each entity subject to review at each distribution date.

Basis of Presentation

The information and data included in the Quarterly Financial Report, including the Balance Sheets, Notes to the Balance Sheets, and Post-Twelfth Distribution Cash Flow Estimates (collectively, the “Quarterly Financial Report”) are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company” or “Controlled Affiliates”). The term “Debtor-Controlled Entities” refers to those entities that are directly or indirectly controlled by LBHI and have not filed for protection under Chapter 11 of the Bankruptcy Code. Debtor-Controlled Entities excludes, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (in administration) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) that were not managed or controlled by a Debtor as of the Effective Date and are under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act (collectively, “Non-Controlled Affiliates”).

The Company has prepared the Quarterly Financial Report based on the information available to the Company at the date of filing; however, such information may be incomplete and may be materially deficient. Material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of allowed creditors’ claims. Accordingly, the Quarterly Financial Report is not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

In preparing the Quarterly Financial Report, the Company made various estimates and assumptions based on information available to the Company. As such, this report contains forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Accordingly, the financial information herein is subject to change and any such change may be material.

The Quarterly Financial Report should be read in conjunction with the Company’s previous filings, including Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”), the Plan and related Disclosure Statement (the “Disclosure Statement”) dated August 31, 2011, and other documents filed after the Commencement Dates with various regulatory agencies or the Bankruptcy Court by LBHI, other Debtors and Debtor-Controlled Entities.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 1 – Basis of Presentation (continued)

The Quarterly Financial Report:

•	Reflects activities through April 6, 2017, including the twelfth Plan Distribution (“D12”)

•	Is not audited nor prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”);

•	Does not reflect period-end adjustments, including accruals; and

•	Includes certain items that remain under continuing review by the Company and may be accounted for differently in future Quarterly Financial Reports.

Trends and Uncertainties

The Company owns real estate, private equity investments, loans, derivative contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to trends, events and factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; changes in budget, tax and fiscal policies in the U.S. and other countries; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

Note 2 – Use of Estimates

In preparing the Quarterly Financial Report, the Company utilizes various estimates that affect reported amounts and disclosures. For example, estimates are used to determine expected recoverable amounts from certain financial instruments and other assets, and to establish claims amounts and various reserves.

Estimates are based on available information and judgment. As more information becomes available to the Company, including the outcome of various negotiations and litigations, the Company may revise estimates accordingly.

Note 3 – Cash and Short-Term Investments

Cash and short-term investments include:

•	demand deposits;

•	interest-bearing deposits with banks;

•	U.S. and foreign money-market funds;

•	U.S. government obligations;

•	U.S. government guaranteed securities;

•	investment grade corporate bonds and commercial paper; and

•	AAA-rated asset-backed securities secured by auto loans and credit card receivables.

As of April 6, 2017, the Company’s short-term investments were scheduled to mature by September 30, 2017.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 4 – Cash and Short-Term Investments Pledged or Restricted

The following table summarizes the components of restricted cash as of April 6, 2017:

	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities

($ in millions)	LBHI	LBSF	LCPI	Other	Total

Reserves for Claims:
Disputed unsecured claims (1)	$1,028	$792	$—	$146	$1,966	$—	$1,966
Distributions on Allowed Claims (not remitted)	10	0	0	1	11	—	11
Secured, Admin, Priority Claims and Other	58	39	7	12	115	—	115

Subtotal, Claims Reserves	1,096	831	7	159	2,092	—	2,092

Citigroup (2)	2,008	—	—	—	2,008	—	2,008
Other (3)	175	1	0	23	199	26	225

Total	$3,278	$833	$7	$182	$4,300	$26	$4,325

Totals may not foot due to rounding.

(1)	Represents the cash reserve for the principal amount of disputed unsecured claims subsequent to the twelfth Plan Distribution on April 6, 2017. Amounts of claim reserves at LBSF exclude amounts invested in a loan to LBHI in the amount of $349 million (refer to Note 6 – Receivables from Controlled Affiliates and Other Assets).

(2)	Represents cash deposited prior to the Commencement Date by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. (“Citigroup”). The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties because Citigroup has asserted claims. The Company commenced litigation against Citigroup regarding these deposits (refer to Note 12 – Legal Proceedings).

(3)	Includes: (i) $85 million related to various pre-petition balances on administrative hold by Citigroup, (ii) $54 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), and (iii) $86 million of various miscellaneous items.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are reported at estimated “recovery values,” which are determined by utilizing market prices, certain assumptions, estimates and/or pricing models to estimate future undiscounted cash flows.

The table below presents recovery values as of April 6, 2017 by asset portfolio, and the changes in recovery values since the previously filed Quarterly Financial Report as of December 31, 2016:

		Activity 01/01/17—04/06/17

	Inventory as of	Transfers and	Recovery		Inventory as of
$ in millions	December 31, 2016	Reclassifications	Value Change (1)	Cash Activities (2)	April 6, 2017
Commercial Real Estate
Debtors:
Lehman Brothers Holdings Inc.	$—	$—	$0	$(0)	$0
Lehman Commercial Paper Inc.	93	—	10	(13)	91

Subtotal Debtors	93	—	10	(13)	91
Debtor-Controlled	40	—	5	(2)	42

Total Commercial Real Estate	134	—	15	(15)	133

Loans and Residential Real Estate
Debtors:
Lehman Brothers Holdings Inc. (3)	51	—	6	(6)	51
Lehman Commercial Paper Inc.	31	—	20	(41)	11

Subtotal Debtors	82	—	26	(46)	62
Debtor-Controlled	11	—	3	(1)	13

Total Loans and Residential Real Estate	93	—	29	(47)	75

Private Equity / Principal Investments (PEPI)
Debtors:
Lehman Brothers Holdings Inc.	2	—	0	—	3
Lehman Commercial Paper Inc.	3	—	—	—	3

Subtotal Debtors	5	—	0	—	6
Debtor-Controlled (3)	948	—	80	(265)	763

Total Private Equity / Principal Investments	953	—	80	(265)	769

Derivative Receivables and Related Assets
Debtors:
Lehman Brothers Special Financing Inc.	107	—	77	(26)	159
Lehman Brothers OTC Derivatives Inc.	0	—	0	(0)	0

Subtotal Debtors	107	—	78	(26)	159
Debtor-Controlled	0	—	(0)	(0)	0

Total Derivative Receivables and Related Assets	107	—	78	(26)	159

Totals	$1,287	$—	$202	$(353)	$1,136

(1)	Represents adjustments to recovery values based on changes in market prices, realized gains or losses from assets sales above or below previously recorded recovery values, assumptions and/or estimates which, in the Company’s judgment, impact the Company’s recoverable value on the underlying assets.

(2)	Cash activities are presented net of disbursements. Amounts may differ from previously filed Schedules of Cash Receipts and Disbursements mainly due to timing and classification differences. Cash activities related to Derivative Receivables and Related Assets include collections on open and terminated trades, net of hedging activities.

(3)	Inventory balances as of April 6, 2017 include (i) an investment in Formula One of $251 million in PEPI that is encumbered by LB I Group Inc. for the benefit of LCPI, (ii) an investment in First Data Corporation of $291 million in PEPI that is encumbered by LB I Group Inc. for the benefit of LB UK Holdings (Delaware) Inc., and (iii) residential mortgage backed securities of $14 million in Loans and Residential Real Estate that are encumbered by LBHI for the benefit of Lehman Brothers Pass-Through Securities Inc. (“LPTSI”).

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Commercial Real Estate

Commercial Real Estate includes real estate owned properties, joint venture equity interests in commercial properties, and other real estate-related investments.

The Company utilizes various pricing models to determine the recovery values of assets within the Commercial Real Estate portfolio. These pricing models often incorporate current market prices, estimated future cash flows net of obligations to third parties, brokers’ opinions of value, and third party analyses.

As of April 6, 2017, the Company estimated the aggregate remaining recovery value for the Commercial Real Estate portfolio at $133 million. Between December 31, 2016 and April 6, 2017, the Company (i) monetized $17 million of inventory, and (ii) increased the estimated recovery value for the portfolio by $15 million.

Loans and Residential Real Estate

The Loans and Residential Real Estate portfolio includes commercial term loans with fixed maturity dates, corporate equity securities, and residential mortgage-backed securities.

The Company utilizes internal pricing models, which incorporate current market prices and historical and estimated future cash flows to determine the recovery values of loans. Recovery values for mortgage-backed securities are based primarily on third-party valuation analyses, which generally include market prices for similar assets and various pricing assumptions.

Potential future recoveries related to indemnity claims against third parties transferred to LBHI pursuant to the Fannie Mae and Freddie Mac Agreements (refer to the Mortgage Sellers litigation in Note 12 – Legal Proceedings, for additional information) are excluded from estimated recovery values, as the outcomes, many of which are subject to litigation, are uncertain and contingent upon various legal factors outside of the Company’s control.

As of April 6, 2017, the Company estimated the aggregate remaining recovery value for the Loans and Residential Real Estate portfolio at $75 million. Between December 31, 2016 and April 6, 2017, the Company (i) monetized $47 million of inventory, and

(ii) increased the estimated recovery value for the portfolio by $29 million.

Private Equity / Principal Investments

Private Equity / Principal Investments include equity and fixed-income direct investments in companies, and general partner and limited partner interests in investment fund vehicles (including private equity) and related funds.

Recovery values for private equity / principal investments and general partner interests are based on comparable trading and transaction multiples, period end publicly quoted prices, and estimated future cash flows. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed. Recovery value may be impacted for those positions that are subject to confidentiality restrictions and transfer restrictions for which the Company may need consent from sponsors, general partners and/or portfolio companies in order to (i) share information regarding such positions with prospective buyers and/or (ii) transfer such positions to a buyer.

As of April 6, 2017, the Company estimated the aggregate remaining recovery value for the Private Equity / Principal Investments portfolio at $769 million. Between December 31, 2016 and April 6, 2017, the Company:

•	monetized $265 million of inventory, primarily driven by the partial sale of the Company’s interest in Formula One for $257 million, and

•	increased the estimated recovery value for the portfolio by $80 million, primarily driven by (i) the increased estimated recovery value of the Company’s interest in Formula One of $42 million, and (ii) mark-to-market changes of $25 million on the First Data Corporation investment.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Derivative Assets and Derivative Liabilities

Derivative assets and Derivative liabilities represent amounts due from/to counterparties related to matured, terminated and open trades, and are recorded at expected recovery/claim amounts, net of cash and securities collateral.

The Company’s estimated recovery values for Derivative assets and claim amounts are determined using internal and third party valuation models and data sources, internal assessments, valuation assumptions asserted by counterparties, certain assumptions regarding contract provisions, and management judgment.

For derivative litigation actions which may result in a potential recovery to the Company (“Affirmative Litigations”), the largest of which are listed and described in Note 12 – Legal Proceedings, estimated recoveries are recorded at zero unless one of the following conditions are met:

(i)	The Company has reached agreements in principle with the corresponding counterparties, in which case the recovery value is recorded at the agreed amounts; or

(ii)	The Company has locked in value by purchasing notes of various special purpose vehicles, in which case the Balance Sheets reflect estimated recovery values at the value locked in.

Derivative claims are recorded in Liabilities Subject to Compromise as follows:

(i)	Resolved claims are recorded at values agreed by the Company; and

(ii)	Unresolved claims are recorded at amounts estimated to be allowed by the Company.

Derivative claims recorded by LBSF include LBSF’s obligations under the RACERS swaps (refer to Section IV.I.b of the Disclosure Statement).

As of April 6, 2017, the Company estimated the aggregate remaining recovery value for the Derivatives portfolio at $159 million. Between December 31, 2016 and April 6, 2017, the Company:

•	increased the estimated recovery value for the portfolio by $78 million, primarily related to a litigation settlement agreement with Federal Home Loan Bank of New York (“FHLB-NY”) that was finalized in April 2017; and

•	collected $26 million from settlements related to special purpose vehicles and various other counterparties.

As of April 6, 2017, the Company estimated aggregate Derivative liabilities, before any distributions, at $24.1 billion.

Hedging Programs

The Company terminated its currency hedging programs in the week beginning March 13, 2017.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 6 – Receivables from Debtors and Debtor-Controlled Entities and Other Assets

Receivables from Debtors and Debtor-Controlled Entities and Other Assets includes: (i) $1.9 billion related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding liabilities reflected in Payables to Debtors and Debtor-Controlled Entities and Other Liabilities, and (ii) $461 million of other assets.

The following table summarizes the main components of Receivables from Debtors and Debtor-Controlled Entities and Other Assets as of April 6, 2017:

	Debtors					Debtor-	Total Debtors and Debtor-
$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total	Controlled Entities	Controlled Entities
Encumbered Financial Inventory (1)	$—	$251	$—	$—	$251	$14	$264
Secured Notes (2)	—	—	349	873	1,221	69	1,290
Fundings and other activites (3)	160	0	0	4	164	160	324

Receivables from Debtors and Debtor-Controlled Entities	160	251	349	876	1,636	242	1,878

Receivable related to Fenway (4)	85	—	—	—	85	—	85
Affiliate Claims (5)	247	—	14	1	261	0	261
Subrogated Receivable	40	—	—	—	40	—	40
Other	27	0	(0)	0	27	47	74

Total Other Assets	399	0	14	1	413	47	461

Total Receivables from Debtors and Debtor-Controlled Entities and Other Assets	$559	$251	$362	$877	$2,049	$290	$2,339

(1)	Includes (i) $251 million of Private Equity/Principal Investment assets encumbered by LB I Group Inc. for the benefit of LCPI, and (ii) $14 million of Residential Real Estate assets encumbered by LBHI for the benefit of LPTSI.

(2)	Includes (i) loans to LBHI from LOTC of $500 million, LBCC of $237 million, LBDP of $20 million and a Debtor-Controlled Entity of $69 million, secured by LBHI assets; (ii) loans from LBFP to LCPI and LBSF of $73 million and $42 million, respectively, secured by LCPI and LBSF assets; and (iii) an investment of $349 million of LBSF’s cash reserves for disputed claims in secured notes issued by LBHI.

(3)	Includes (i) $160 million primarily related to fundings (e.g. capital calls) by LBHI and cost allocations; and (ii) $99 million related to a promissory note issued by LBHI to a Debtor-Controlled Entity, LBHK Funding (Cayman) No.1 Ltd, of which LBHI is the ultimate economic beneficiary.

(4)	Represents unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in Section 6.5(h) of the Plan, net of $145 million of payments received by LBHI as a result of Plan Distributions.

(5)	Represents $261 million of affiliate claims acquired through settlements with third parties valued at estimated recoveries, net of distributions.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 6 – Receivables from Debtors and Debtor-Controlled Entities and Other Assets (continued)

Cost Allocations

Expenses related to obligations for certain administrative services and bankruptcy related costs are generally paid by LBHI then allocated on a quarterly basis to Debtor and Debtor-Controlled Entities with material remaining inventory and/or unresolved claims. A revised methodology for allocating expenses was implemented for expenses disbursed beginning April 1, 2012 (the “Post-Effective Methodology”). The Post-Effective Methodology categorizes and allocates administrative expenses as follows:

(i)	Costs directly attributable to specific legal entities, such as dedicated staff costs and professional fees associated with assets or legal matters which benefit specific legal entities, are directly assigned to the corresponding legal entities;

(ii)	Costs attributable to the support and management of specific asset and claim portfolios, such as asset management and claim staff, professional fees and technology costs to support the asset and claim portfolios, are allocated among legal entities based on the (a) pro rata ownership of inventory within each asset portfolio, and (b) pro rata claims for certain claim categories;

(iii)	Costs associated with general claims mitigation, distributions, and other bankruptcy-related activities are allocated among Debtors based on outstanding unresolved claims and cumulative distributions; and

(iv)	All remaining administrative costs are allocated among Debtors based on outstanding unresolved claims and estimated future distributions.

The Company continually reviews the methodology for allocating costs, and adjustments are reflected in the Balance Sheets.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 7 – Investments in Affiliates

Investments in Debtor-Controlled Entities are recorded in the Balance Sheets at book values. Investments in Debtor-Controlled Entities that have incurred cumulative net operating losses in excess of capital contributions are shown as negative amounts.

The earnings or losses of (i) Debtors owned by other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of Lehman ALI Inc. (“ALI”)), and (ii) Debtor-Controlled Entities owned by Debtors (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets, and as a result, Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once.

Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets herein.

Debtor-Controlled Entities – Aurora Commercial Corp.

The investment in Aurora Commercial Corp. (formerly known as Aurora Bank FSB) (“Aurora”), a wholly-owned subsidiary of Lehman Brothers Bancorp Inc. (“LBB”), which is a wholly owned subsidiary of LBHI, is reflected in LBB’s Balance Sheets on a consolidated basis.

Aurora is a party to various litigation matters, primarily matters in which various counterparties have asserted claims against Aurora arising out of Aurora’s mortgage servicing operations. Aurora establishes accruals for loss contingencies as it becomes probable that a loss will be incurred and the amount of that loss can be estimated.

In connection with various Aurora asset sales, LBB entered into certain guarantee agreements with the respective purchasers of the Aurora assets. In accordance with the terms of those agreements, LBB is potentially liable for an aggregate amount up to a maximum of $100 million, if Aurora fails to perform under its indemnity obligations to the purchasers of its assets.

The ultimate recovery value for Aurora, which may vary materially from the amount reflected on the Balance Sheets due to significant costs related to litigation, wind down and other potential liabilities, may be adjusted (including write-downs and write-offs) in future Balance Sheets.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of these entities in their local jurisdictions.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 8 – Due from/to Affiliates

Due from/to Affiliates represents (i) receivables related to transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”), and (ii) payables by Debtor-Controlled Entities to Debtors and Non-Controlled Affiliates. Certain balances are reflected in “Due from” and “Due to” as a result of the assignments of claims against the Debtor and therefore are not netted.

Due from/to Affiliates are recorded in the Balance Sheets at book values, and where applicable, these balances are recorded net of cash distributions. The Balance Sheets do not reflect potential realization or collectability reserves for Due from Affiliates balances nor estimates of potential additional payables to Affiliates. As a result, adjustments (including write-downs and write-offs) to Due from/to Affiliates, which are material, will be recorded in future Balance Sheets.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities

The table below presents the Due from/to Debtors and Debtor-Controlled Entities balances as of April 6, 2017, and the related activity since the previously filed Quarterly Financial Report as of December 31, 2016:

		Activity 1/1/17 - 4/6/17
$ in millions	As of December 31, 2016	Cash Receipts	Cash Distributions	Claim Assignments	Plan Related Adjustments	Post-Petition Interest	Withdrawal / Debt Forgiveness	As of April 6, 2017
Due From Controlled
Debtors:
Lehman Brothers Holdings Inc.	$21,691	$(410)	$—	$14	$(2)	$40	$(49)	$21,284
Lehman Commercial Paper Inc.	5,161	(60)	—	—	(0)	6	0	5,107
Lehman Brothers Special Financing Inc.	486	(16)	—	—	(2)	3	(0)	471
Other Debtors	516	(9)	—	(5)	(0)	(0)	(1)	502

Subtotal Debtors	27,855	(496)	—	9	(4)	50	(50)	27,364

Debtor-Controlled	3,819	(62)	—	(54)	(0)	1	(4)	3,700

Total	$31,673	$(558)	$—	$(45)	$(4)	$51	$(54)	$31,064

Due To Controlled (1)
Debtors:
Lehman Brothers Holdings Inc.	$4,606	$—	$(74)	$(48)	$—	$—	$(4)	$4,481
Lehman Commercial Paper Inc.	3,772	—	(228)	—	(5)	—	—	3,539
Lehman Brothers Special Financing Inc.	10,291	—	(33)	3	(0)	—	—	10,260
Other Debtors	366	—	(53)	0	(0)	51	0	364

Subtotal Debtors	19,034	—	(388)	(45)	(5)	51	(4)	18,644

Debtor-Controlled	11,820	—	(101)	—	—	—	(49)	11,670

Total	$30,854	$—	$(489)	$(45)	$(5)	$51	$(53)	$30,314

(1)	“Due to Debtors and Debtor-Controlled Entities” balances are reflected in Liabilities Subject to Compromise on the April 6, 2017 Balance Sheets.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities (continued)

The following table presents a summary of Due from/to Debtors and Debtor-Controlled Entities for Debtors as of April 6, 2017:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Lehman Brothers Holdings Inc	$—	$—	$177	$(9,895)	$611	$(3,170)	$28	$(205)	$816	$(13,270)
LB Special Financing Inc	9,895	(177)	—	—	96	(218)	268	(39)	10,260	(434)
Lehman Commercial Paper Inc	3,170	(611)	218	(96)	—	—	132	(105)	3,520	(812)
Structured Asset Securities Corp	80	—	—	—	—	(132)	—	—	80	(132)
LB Commodity Services Inc	67	(0)	—	(268)	—	(0)	—	(0)	67	(268)
LB Commercial Corporation	58	(21)	39	—	105	—	0	—	201	(21)
LB OTC Derivatives Inc	0	—	0	—	—	—	—	—	0	—
Other Debtors	0	(8)	0	—	—	—	0	(0)	0	(8)
RACERS Claims (1)	750	—	—	—	—	—	—	—	750	—

Total Debtors	$14,020	$(816)	$434	$(10,260)	$812	$(3,520)	$428	$(348)	$15,694	$(14,944)

Lehman Ali Inc:
Lehman Ali Inc (PCO)	—	(2,401)	—	—	2,458	—	0	—	2,458	(2,401)
LB I Group Inc:
LB I Group Inc (PCO)	1,573	(27)	7	—	44	—	0	—	1,624	(27)
LB Offshore Partners Ltd	363	—	—	—	1	—	—	—	364	—
DL Mortgage Corp	—	(180)	0	—	761	—	(0)	—	761	(180)
314 Commonwealth Ave Inc:
314 Commonwealth Ave Inc (PCO)	792	(85)	—	—	—	—	—	0	792	(85)
LB U.K. Holdings (Delaware) Inc:
LB U.K. Holdings (Delaware) Inc (PCO)	178	(462)	—	—	—	—	—	(15)	178	(477)
Other:
Pami Ali LLC	1,788	(62)	1	—	999	—	(0)	—	2,788	(62)
Luxembourg Finance Sarl	1,051	—	28	—	—	—	74	—	1,152	—
Real Estate Private Equity Inc	594	—	—	—	—	—	—	—	594	—
SMF No. 1 Limited	180	—	—	—	—	—	—	—	180	—
Repe LBREP II Holdings, L.P.	185	—	—	—	—	—	—	—	185	—
Lehman Brothers Global Services Inc.	54	—	—	(0)	—	(0)	—	(0)	54	(0)
LB Pass-Through Securities Inc	45	—	—	—	—	—	—	—	45	—
LB Private Equity Advisers LLC	—	(84)	—	—	—	—	—	—	—	(84)
Other	459	(363)	1	—	32	(19)	—	(1)	493	(384)

Total Debtor-Controlled Entities	$7,264	$(3,664)	$37	$(0)	$4,295	$(19)	$74	$(16)	$11,669	$(3,700)

Total	$21,284	$(4,481)	$471	$(10,260)	$5,107	$(3,539)	$502	$(364)	$27,364	$(18,644)

“PCO” – parent company only

(1)	Refer to Section IV.I.b of the Disclosure Statement for further information on the RACERS Claims.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(a) Intercompany Balances Among Debtors and Debtor-Controlled Entities (continued)

The following table presents a summary of Due from/to Affiliates balances for Debtor-Controlled Entities as of April 6, 2017:

	Lehman ALI Inc.		LB I Group Inc.		314 Commonwealth Ave. Inc.		LB UK Holdings Delaware Inc.		Other Debtor- Controlled Entities
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to

Debtors:
Lehman Brothers Holdings Inc.	$2,401	$(0)	$207	$(1,937)	$85	$(792)	$462	$(178)	$508	$(4,274)
Lehman Commercial Paper Inc.	—	(2,458)	—	(806)	—	—	—	—	0	(1,031)
Lehman Brothers Special Financing Inc.	—	—	—	(7)	—	—	—	—	0	(29)
Lehman Brothers Commercial Corporation	—	—	—	—	—	—	15	—	—	—

Total Debtors	$2,401	$(2,458)	$207	$(2,750)	$85	$(792)	$477	$(178)	$508	$(5,334)

Debtor-Controlled:
314 Commonwealth Ave Inc	$45	$—	$—	$—	$—	$—	$—	$—	$—	$—
Lehman Ali Inc (1)	—	—	0	—	—	(45)	—	—	221	—
Repe LBREP III LLC (1)	—	—	—	—	—	—	—	—	118	—
Real Estate Private Equity Inc (1)	—	—	—	—	—	—	—	—	233	(23)
LB I Group Inc.	—	—	—	—	—	—	—	—	4	(325)
Pami ALI LLC	—	(221)	298	—	—	—	—	—	1	(336)
Other	20	(0)	28	(28)	0	0	(0)	(2)	24	(148)

Total Debtor-Controlled Entities	$65	$(221)	$325	$(28)	$0	$(45)	$(0)	$(2)	$602	$(832)

Total	$2,466	$(2,679)	$533	$(2,778)	$85	$(838)	477	$(180)	$1,110	$(6,166)

Non-Controlled Affiliates: (2)
Lehman Brothers Holdings Intermediate 2 Ltd	$—	$—	$—	$—	$—	$—	$77	$—	$749	$—
Lehman Brothers Holdings PLC	—	—	—	—	—	—	227	—	2	—
LB Commercial Corp Asia Limited	—	—	—	—	—	—	—	—	967	(0)
LB UK RE Holdings Limited	—	—	—	—	6	—	—	—	—	—
Other	0	—	0	(1)	—	—	96	—	47	(29)

Total	$0	$—	$0	$(1)	$6	$—	$399	$—	$1,764	$(29)

(1)	“Due from” balances at Other Debtor-Controlled Entities are related to receivables recorded by Pami ALI LLC.

(2)	Certain “Due from” balances are recorded in the local currency of the respective Non-Controlled Affiliates and as a result, balances may fluctuate as a result of changes in foreign exchange rates. Due from/to Affiliates balances include both settled and unresolved balances with Non-Controlled Affiliates.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates

The table below presents the Due from/to Non-Controlled Affiliates balances as of April 6, 2017, and the related activity since the previously filed Quarterly Financial Report as of December 31, 2016:

		Activity 1/1/17 - 4/6/17
$ in millions	As of December 31, 2016	Cash Receipts(1)	Cash Distributions	Claim Assignments	Plan Related Adjustments	Other (2)	As of April 6, 2017
Due From Non-Controlled
Debtors:
Lehman Brothers Holdings Inc.	$17,504	$(728)	$—	$2	$—	$309	$17,087
Lehman Commercial Paper Inc.	136	(0)	—	(0)	—	(0)	135
Lehman Brothers Special Financing Inc.	712	(10)	—	—	—	0	702
Other Debtors	275	(6)	—	—	—	1	270

Subtotal Debtors	18,627	(744)	—	2	—	310	18,195

Debtor-Controlled	2,169	(1)	—	(3)	—	4	2,169

Total	$20,796	$(745)	$—	$(0)	$—	$314	$20,364

Due To Non-Controlled (3)
Debtors:
Lehman Brothers Holdings Inc.	$33,586	$—	$(538)	$—	$—	$(1)	$33,046
Lehman Commercial Paper Inc.	615	—	(32)	—	(7)	—	576
Lehman Brothers Special Financing Inc.	966	—	(3)	(3)	(0)	0	960
Other Debtors	25	—	—	(24)	(0)	(0)	1

Subtotal Debtors	35,192	—	(573)	(26)	(7)	(1)	34,584

Debtor-Controlled	34	—	—	—	—	(3)	31

Total	$35,225	$—	$(573)	$(26)	$(7)	$(4)	$34,615

(1)	Between January 1, 2017 and April 6, 2017, the Company collected approximately $745 million from:

($ in millions)	LBHI	LBSF	LCPI	Other Debtors	Debtor- Controlled Entities	Total
Lehman Brothers Bankhaus A.G. (“Bankhaus”) (i)	$255	$—	$—	$6	$0	$261
Lehman Brothers Asia Pacific (Singapore) PTE	228	—	—	—	—	228
Lehman Brothers Securities Asia Limited	86	—	—	0	—	86
Lehman Brothers Treasury Co. B.V. (“LBT”) (ii)	32	10	—	0	—	43
Lehman Brothers Finance S.A.	34	—	—	—	—	34
Lehman Brothers Holdings Japan Inc.	21	—	—	—	—	21
Lehman Brothers Futures Asia Limited	17	—	—	—	—	17
Lehman Brothers Real Estate Australia Pty Limited	10	—	—	—	—	10
LB RE Financing No.3 Limited	9	—	—	—	—	9
Lehman Commercial Mortgage Conduit Limited	8	—	—	—	—	8
LB Investments PTE Ltd (iii)	8	—	—	—	—	8
Lehman Brothers (PTG) Limited	7	—	0	—	—	7
Lehman Brothers Australia Holdings Pty	7	—	—	—	—	7
Thayer Properties Ltd	3	—	—	—	—	3
Other	4	0	0	0	0	4

	$728	$10	$0	$6	$1	$745

(i)	Receipts at LBHI primarily relate to direct claims against Bankhaus that were previously assigned to LBHI as a result of the Bankhaus Creditors’ Settlement (refer to Note 8(c) – Settlements with Non-Controlled Affiliates in the December 31, 2016 Balance Sheets, Docket No. 55127, for further information).

(ii)	Pursuant to agreements with LBT, LBSF and LBCS, LBHI deducted and withheld approximately $43 million from its twelfth Plan Distribution (“Withheld Distributions”) due from LBHI to LBT to offset amounts due to LBHI, LBSF and LBCS from LBT. The Withheld Distributions were then distributed to LBSF, LBCS and LBHI for inclusion in their respective twelfth Plan Distributions.

(iii)	The receipt of $8 million represents a distribution in kind.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

(2)	“Due From Non-Controlled” balances are recorded in the local currency of the Non-Controlled Affiliate and as a result, balances fluctuate due to changes in foreign exchange rates. Other includes the impact of movements in foreign exchange rates of approximately $277 million.

(3)	“Due to Non-Controlled” balances are included in Liabilities Subject to Compromise herein.

The following table presents a summary of Due from/to Non-Controlled Affiliates for Debtors as of April 6, 2017:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Europe
Lehman Brothers Treasury Co B.V. (1)	$2,157	$(22,891)	$673	$—	$—	$—	$106	$—	$2,936	$(22,891)
Lehman Brothers Finance S.A.	8,419	(691)	—	—	—	—	—	—	8,419	(691)
Lehman Brothers Bankhaus A.G.	41	—	—	(109)	—	—	1	—	42	(109)
LB UK RE Holdings Limited	602	—	—	—	—	—	—	—	602	—
Lehman Brothers (Luxembourg) S.A.	309	—	—	—	—	—	—	—	309	—
Thayer Properties Limited	177	—	—	—	—	(0)	—	—	177	(0)
LB (PTG) Ltd	130	—	—	—	—	—	—	—	130	—
LB Lease & Finance No.1 Ltd	0	—	—	—	—	—	—	—	0	—
LB (Luxembourg) Equity Finance S.A	31	(55)	—	—	—	—	—	—	31	(55)
Longmeade Limited	8	—	—	—	—	(55)	—	—	8	(55)
LB RE Financing No.2 Limited	0	—	—	—	—	—	—	—	0	—
Lehman Brothers Limited	29	(242)	—	(2)	—	(1)	—	(0)	29	(245)
Lehman Brothers International (Europe) (2)	—	(749)	—	(548)	—	—	—	0	—	(1,297)
Eldon Street Holdings Limited	—	(426)	—	—	—	(0)	—	(0)	—	(426)
LB RE Financing No.3 Limited	407	—	—	—	—	—	—	—	407	—
LB Holdings Intermediate 2 Ltd	—	(204)	—	—	—	—	—	—	—	(204)
Wood Street Investments Ltd	—	(183)	—	—	—	—	—	—	—	(183)
Storm Funding Ltd	—	(99)	—	(3)	—	(39)	—	—	—	(142)
Asia
Sunrise Finance Co. Ltd	1,027	(19)	—	(14)	—	(0)	—	(0)	1,027	(33)
LB Commercial Corp. Asia Limited	772	—	—	—	—	(1)	—	—	772	(1)
Lehman Brothers Holdings Japan Inc.	849	(31)	—	—	—	—	—	—	849	(31)
LB Asia Pacific (Singapore) PTE	650	—	—	—	—	—	—	—	650	—
Lehman Brothers Japan Inc.	375	(77)	—	(131)	—	—	15	—	390	(208)
LB Asia Capital Company	344	—	29	—	133	—	148	—	654	—
LB Investments PTE Ltd	259	—	—	—	—	—	—	—	259	—
LB Securities Asia Limited	—	(5)	—	—	—	—	—	—	—	(5)
Other
Claims held by third parties (3)	—	(7,183)	—	(83)	—	(455)	—	—	—	(7,721)
Other	503	(191)	0	(71)	2	(25)	—	(1)	505	(287)

Total	$17,087	$(33,046)	$702	$(960)	$135	$(576)	$270	$(1)	$18,195	$(34,584)

(1)	LBT is included in the defined term “Non-Controlled Affiliates,” but LBHI has no direct or indirect equity interest in LBT.

(2)	LBHI owns allowed claims against LBIE in the aggregate face amount of £356 million.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

(3)	“Claims held by third parties” represent claims, net of distributions, originally held by Non-Controlled Affiliates, according to their respective settlement agreements with the Company, that are currently held by third parties, including:

($ in millions)
Original creditor	LBHI	LBSF	LCPI	Total
Lehman Brothers Bankhaus A.G.	$(4,957)	$—	$(301)	$(5,259)
Lehman Brothers Securities NV	(510)	(46)	—	(555)
Storm Funding Ltd	(527)	—	—	(527)
LB Asia Capital Company	(411)	—	—	(411)
Lehman Re Limited	(286)	(16)	(105)	(407)
LB Securities Asia Limited	(132)	—	—	(132)
Lehman Brothers Asia Limited	(126)	—	—	(126)
Lehman Brothers Futures Asia Limited	(60)	—	—	(60)
Lehman Brothers Asia Holdings Limited	—	(21)	(49)	(71)
Other	(174)	0	0	(174)

Total Claims held by third parties	$(7,183)	$(83)	$(455)	$(7,721)

The following table presents, on an aggregate basis for Debtors and Debtor-Controlled Entities, admitted claims, receivables, and collections to date from Non-Controlled Affiliates:

$ in millions	Local Currency	Admitted Claims in Local Currency	Collections To Date in Local Currency (5)	Admitted and Unsettled Filed Claims in USD	Collections To Date in USD (5)	Net Receivables in USD
Europe
Lehman Brothers Finance S.A.	CHF	9,582	(1,141)	9,553	(1,135)	8,419
Lehman Brothers Treasury Co B.V.	USD	4,342	(1,484)	4,342	(1,484)	2,858
Lehman Brothers Treasury Co B.V. (1)	Various	—	—	113	(35)	78
Lehman Brothers Bankhaus A.G.	EUR	203	(202)	216	(215)	1
Lehman Brothers Bankhaus A.G. - Assigned (2)	EUR	9,383	(9,344)	9,988	(9,947)	41
LB UK RE Holdings Limited	GBP	1,188	(701)	1,482	(874)	608
Lehman Brothers (Luxembourg) S.A.	EUR	759	(468)	808	(499)	309
LB Holdings Intermediate 2 Ltd (3) (4)	—	—	—	826	—	826
Lehman Brothers International (Europe)	GBP	359	(359)	450	(450)	—
LB RE Financing No.3 Limited	GBP	353	(27)	441	(33)	407
LB Commercial Mortgage Conduit Ltd	GBP	240	(212)	299	(264)	35
Thayer Properties Limited	GBP	172	(30)	214	(38)	177
LB (PTG) Ltd	GBP	170	(66)	212	(82)	130
Lehman Brothers Holdings Plc	GBP	231	(14)	289	(17)	271
LB (Luxembourg) Equity Finance S.A	EUR	96	(67)	102	(71)	31
Longmeade Limited	GBP	43	(17)	54	(22)	32
Asia
Sunrise Finance Co. Ltd	JPY	234,022	(119,785)	2,113	(1,081)	1,031
Lehman Brothers Holdings Japan Inc.	JPY	178,617	(84,635)	1,613	(764)	849
LB Asia Capital Company	HKD	6,398	(1,312)	823	(169)	655
LB Asia Pacific (Singapore) PTE (4)	USD	987	(337)	987	(337)	650
LB Asia Pacific (Singapore) PTE (4)	SGD	1	—	0	—	0
LB Commercial Corp. Asia Limited	HKD	32,615	(19,103)	4,198	(2,459)	1,739
LB Investments PTE Ltd (4)	USD	543	(284)	543	(284)	259
LB Securities Asia Limited	HKD	3,176	(3,176)	409	(409)	0
Lehman Brothers Japan Inc.	JPY	316,198	(272,906)	2,855	(2,464)	391
GKI Development Inc.	KRW	103,363	(91,427)	91	(81)	11
Lehman Brothers Australia Ltd	AUD	111	(66)	84	(50)	34
Sail Investor PTE Ltd	USD	63	(60)	63	(60)	3
Other (6)				11,576	(11,055)	521

Total				$54,743	$(34,379)	$20,364

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

(1)	Represents claims against LBT that were admitted in eight different currencies.

(2)	Includes gross claims against Lehman Brothers Bankhaus A.G. (“Bankhaus”) of €9.314 billion that were assigned as a result of the Harmonizing Resolution (refer to Note 8(c) – Settlements with Non-Controlled Affiliates, in the December 31, 2016 Balance Sheets, Docket No. 55127, for further information), net of €7.823 billion of distributions received by owners of the claims prior to the assignment of the claims to LBHI.

(3)	“Admitted and Unsettled Filed Claims in USD” includes the unsettled historical receivable balances for filed claims which have not yet been admitted.

(4)	Includes allowed claims that are deemed subordinated against LB Asia Pacific (Singapore) PTE of $366 million and LB Investments PTE Ltd of $6 million. A filed subordinated claim by LB Holdings Scottish LP 3 of $6.139 billion against LB Holdings Intermediate 2 Ltd is fully reserved in the Balance Sheets.

(5)	“Collections to Date in Local Currency” and “Collections to Date in USD” include distributions received on the claims prior to the assignments of the claims to LBHI and Debtor-Controlled Entities.

(6)	LB Lease & Finance No.1 Ltd made a final distribution, which included a distribution in kind of a £22.8 million claim against Lehman Brothers Limited that is included in “Other”.

(7)	Other claims against Lehman Brothers Finance S.A., Bankhaus, LBT and LBIE, acquired through settlements with third parties are included in Affiliate Claims receivables in the Balance Sheets (refer to Note 6 – Receivables from Controlled Affiliates and Other Assets for additional information).

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 8 – Due from/to Affiliates (continued)

(c) Settlements with Non-Controlled Affiliates

Joint Venture to Facilitate Resolution of LBIE Claims

On January 31, 2014, Lehman Brothers Holdings Intermediate 2 Ltd. (“LBHI2”), a Non-Controlled Affiliate, LBHI, and Elliott Management Corporation and King Street Capital Management, L.P. (together, the “Funds”) entered into definitive documentation and consummated a joint venture to facilitate the resolution of LBIE claims (the “Joint Venture”):

•	LBHI2 contributed to the Joint Venture its senior claim of GBP 38 million (“Senior Claim”), subordinated claims of GBP 1.25 billion (“Sub Debt”), and a portion of the economic interest in its preferred equity (“Preferred Equity”) in LBIE.

•	The Funds paid approximately GBP 650 million to LBHI2 and contributed to the Joint Venture the distributions on their claims against LBIE (approximately GBP 2.6 billion as of January 31, 2014) in excess of the principal amount plus post-administration interest at 8% per year. LBHI2’s final recoveries and distributions will be determined following the resolution of various outstanding legal issues currently in litigation.

The Joint Venture includes a joint recovery pool governed by a specific sharing formula. Subject to certain adjustments, which could be material, all recoveries from the Sub Debt, Senior Claim and the Funds’ contribution are split as follows:

(a)	100% to the Funds up to GBP 650 million;

(b)	then 70% to the Funds and 30% to LBHI2 up to GBP 1.3 billion (plus interest);

(c)	then 50% to the Funds and 50% to LBHI2 up to GBP 2.2 billion (plus interest); and

(d)	25% to the Funds and 75% to LBHI2 over GBP 2.2 billion (plus interest).

A detailed summary of the terms of the parties’ commitments and the Joint Venture is available at www.lehman-docket.com in the Key Documents section.

If LBIE makes distributions on the Preferred Equity before aggregate distributions from the Joint Venture to the Funds and LBHI2 have reached GBP 2.2 billion (plus interest), then, in certain circumstances, LBHI2, Lux Finance and LBHI shall be obligated to make payments to preserve the economic terms of the transaction as if 100% of the Preferred Equity proceeds had been transferred by LBHI2 to the Joint Venture.

Receivables from LBHI2:

•	Luxembourg Finance Sarl (“Lux Finance”) and LB Scottish Holdings LP3 (“SLP3”) have receivables from LBHI2 of $749 million (including $19 million of accrued interest) and $77 million (consisting of exclusively accrued interest), respectively. Accrued interest was computed through the date LBHI2 entered administration.

•	As recoveries on these receivables are contingent on the resolution of a number of complex legal disputes surrounding distributions from LBIE, the Company has not recorded an estimate of future recoveries on the subordinated receivables from LBHI2 of $6.139 billion (“SLP3 Sub Rec”), nor any additional accrued interest that may accrue subsequent to LBHI2’s administration date at Lux Finance and/or SLP3. The Company has reserved in full for the SLP3 Sub Rec.

•	LB UK Holdings Delaware is the indirect parent and the beneficiary of any proceeds paid pursuant to the SLP3 Sub Rec.

•	In addition, the Company has receivables from certain Non-Controlled Affiliates that have claims against LBHI2.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 9 – Payables to Debtors and Debtor-Controlled Entities and Other Liabilities

Payables to Debtors and Debtor-Controlled Entities and Other Liabilities includes: (i) $1.9 billion related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding assets reflected in Receivables from Debtors and Debtor-Controlled Entities and Other Assets and (ii) $301 million of other liabilities.

The following table summarizes the main components of Payables to Debtors and Debtor-Controlled Entities and Other Liabilities as of April 6, 2017:

	Debtors					Debtor-	Total Debtors and Debtor-
$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total	Controlled Entities	Controlled Entities
Encumbered Financial Inventory (1)	$14	$—	$—	$—	$14	$251	$264
Secured Notes (2)	1,175	73	42	—	1,290	—	1,290
Fundings and other activites (3)	160	3	20	10	193	131	324

Payables to Controlled Affiliates	1,348	77	62	10	1,497	382	1,878

Distributions on Allowed Claims (not remitted)	10	0	0	0	10	—	10
Misdirected wires	54	—	—	—	54	—	54
LBHI2 Loan (4)	103	—	—	—	103	—	103
Other	22	11	1	1	35	98	133

Total Other Liabilities	189	12	1	1	203	98	301

Total Payables to Controlled Affiliates and other liabilities	$1,538	$88	$62	$11	$1,699	$480	$2,179

Refer to Note 6 - Receivables from Debtors and Debtor-Controlled Entities and Other Assets for footnote 1 through 3 explanations.

(4)	Represents a loan from LBHI2 to LBHI of £82.6 million, collateralized by LBHI’s claims against LBIE.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 10 – Taxes Payable

Taxes payable is an estimate of tax liabilities, net of the estimated impact of any refund claims, deposits and net operating losses (“NOL”). Taxes payable have been allocated among the members of the LBHI Tax Group pursuant to the Debtor Allocation Agreement (the “DAA”) (see below for further information).

As of December 31, 2016, the Company has recorded an estimate of $140 million for potential pre- and post-petition amounts owed to federal, state, local and international taxing authorities.

Debtor Allocation Agreement

The Debtor Allocation Agreement, which became effective on the Effective Date, addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal/combined state/local income taxes for pre-petition and post-petition years. Pursuant to the DAA, any tax receivables or payables related to pre-petition, consolidated group taxes, including the IRS refund, are treated as allowed pre-petition claims between LBHI and other Debtors and Debtor-Controlled Entities and subject to set-off or recoupment.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 11 – Liabilities Subject to Compromise

The table below presents the Company’s estimates of claim values as of April 6, 2017 by claim category, and the changes in estimates since the previously filed Quarterly Financial Report as of December 31, 2016:

($ billions)		Period Ending April 6, 2017			April 6, 2017 Claims Balance
Claim Category	December 31, 2016 Claims Balance	Allowed Claims	Change in Estimated Active Claims	April 6, 2017 Claims Balance	LBHI	LCPI	LBSF	Other Debtors
Direct Claims:
Debt	$99.2	$—	$—	$99.2	$98.5	$—	$—	$0.7
Derivatives	24.1	0.2	(0.2)	24.1	0.0	0.0	21.6	2.4
Other	13.4	0.0	(0.0)	13.4	6.2	6.7	0.1	0.3

Total Direct Claims	136.7	0.2	(0.2)	136.8	104.8	6.8	21.7	3.5

Affiliate Claims Direct	108.3	(0.2)	0.2	108.3	58.8	23.1	21.0	5.4
Affiliate Guarantee Claims	12.7	0.0	(0.0)	12.7	12.7	—	—	—
Third Party Guarantee Claims	68.5	0.4	(0.3)	68.5	68.5	—	—	—

Total Liabilities Subject to Compromise	326.2	0.4	(0.3)	326.3	244.9	29.9	42.7	8.9

Taxes Payable	0.1	—	—	0.1	0.1	0.0	—	0.0
Secured Claims Payable to Third parties	2.0	—	—	2.0	2.0	—	—	—

Total Claims	$328.3	$0.4	$(0.3)	$328.4	$247.0	$29.9	$42.7	$8.9

Allowed Claims	320.5	0.4	—	320.9	241.0	29.9	41.6	8.3
Estimated Unresolved Claims to be Allowed	7.9	—	(0.3)	7.6	6.0	—	1.0	0.6

Total Claims	$328.3	$0.4	$(0.3)	$328.4	$247.0	$29.9	$42.7	$8.9

Less : Claims Distributions and other reductions (1)(2)				(146.5)	(96.1)	(24.4)	(18.1)	(7.9)
Post Petition Interest paid (2)				(0.3)	—	—	—	(0.3)

Net Claim Liability at April 6, 2017				$181.6	$150.9	$5.4	$24.6	$0.7

All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

(1)	Claim Distributions and other reductions include (i) distributions on allowed claims, (ii) reductions of the liabilities related to certain satisfied claims, (iii) the assignment of claims to their respective parents, and (iv) certain netting agreements between Debtors and Non-Controlled Affiliates.

(2)	Claims Distributions and other reductions and Post-Petition Interest paid include:

($ in billions)	Total Debtors	LBHI	LCPI	LBSF	Other Debtors

Claims Distributions and Post Petition Interest paid	$116.6	$76.5	$19.2	$14.2	$6.8

Other Reductions
Intercompany Funding Adjustments	7.8	—	4.1	2.9	0.8
Plan Adjustments	(0.6)	(2.8)	1.0	0.9	0.3
Assignment of Claims (a)	10.2	10.1	0.1	—	—
Third Party Guarantees Satisfied (b)	11.1	11.1	—	—	—
Freddie Mac Settlement	1.1	1.1	—	—	—
Convenience Claims and other	0.6	0.1	0.0	0.0	0.4

Total Claims Distributions and other reductions and Post Petition Interest paid	$146.8	$96.1	$24.4	$18.1	$8.2

(a)	Claims assigned by Non-Controlled Affiliates (primarily LB RE Financing No. 1 Limited of $4.6 billion, LBSN of $3.2 billion and LB UK Financing Limited of $2.1 billion), net of distributions, to LBHI in connection with settlement agreements with Non-Controlled Affiliates.

(b)	Allowed Guarantee claims (primarily Bankhaus $7.4 billion, LBCS $1.5 billion, LCPI $0.9 billion, LBF $0.4 billion, LOTC $0.2 billion and LBCC $0.2 billion), net of distributions, deemed satisfied as a result of distributions to creditors from the combination of the primary obligor and LBHI as the guarantor.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 11 – Liabilities Subject to Compromise (continued)

As of April 6, 2017, Liabilities Subject to Compromise were estimated at approximately $179.5 billion, net of distributions and other reductions.

Through April 6, 2017, the Debtors have allowed approximately $320.9 billion in claims, and have remaining approximately $46.3 billion of unresolved filed claims, which are estimated to be allowed at $7.6 billion (including $579 million of post-petition interest recorded at certain Debtors). The Estimated Unresolved Claims to be Allowed decreased $0.3 billion as compared to December 31, 2016.

Unliquidated Claims

There are two significant unliquidated claims against BNC (Claim No. 31036 and 33107) which, if liquidated and allowed, would have a material impact on the recoveries to BNC claimants and would result in creditors receiving significantly less than a 100% recovery on their claims.

Distributions Pursuant to Plan

Twelfth Plan Distribution

On April 6, 2017, the Debtors made their twelfth Plan Distribution to creditors. The Company distributed to creditors approximately $3.0 billion, of which approximately $2.5 billion was distributed on account of claims owned or formerly owned by third party creditors. The $2.5 billion includes approximately $218 million of distributions to LBHI on account of claims against LBHI, which were previously owned by third party creditors, but held by LBHI on the D12 record date.

Distributions through April 6, 2017

Through D12, the Debtors have made distributions to creditors totaling $116.6 billion, of which $86.1 billion were payments on account of claims owned or formerly owned by third party creditors.

Post-Petition Interest

In accordance with section 8.13(c) of the Plan, to the extent that any Debtor has Available Cash, as defined in section 1.5 of the Plan, after all Allowed Claims against that Debtor have been satisfied in full, each holder of each such Allowed Claim entitled to receive post-petition interest shall receive post-petition interest on the Allowed amount of such Claim.

As of April 6, 2017, LOTC has recorded an estimate of approximately $14 million for post-petition interest, net of distributions to (i) LBHI of approximately $155 million on claims that were purchased by LBHI from third party creditors for post-petition interest, (ii) certain Debtors and Non-Controlled Affiliates of approximately $25 million related to affiliate claims, and (iii) $13 million for Plan Adjustments. The $14 million excludes estimates for post-petition interest on affiliate claims and claims assigned to LBHI through the Lehman Brothers Finance S.A. (“LBF”) Settlement in March 2013 (refer to the December 31, 2013 Balance Sheets, Docket No. 43916, for additional information). Substantially all remaining cash at LOTC (after all Allowed Claims have been satisfied in full) will flow to LBHI in the form of payment on post-petition interest and/or an equity distribution.

LBCC has recorded an estimate of $270 million for post-petition interest for both third party and affiliate claims (after all Allowed Claims have been satisfied in full), net of the D12 distribution to (i) LBHI of approximately $27 million on claims that were purchased by LBHI from third party creditors for post-petition interest, (ii) certain Debtors and Non-Controlled Affiliates of approximately $8 million related to affiliate claims, and (iii) $5 million for Plan Adjustments. This amount is based on the Post-D12 Cash Flow Estimates.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 12 – Legal Proceedings

The Company is involved in a number of judicial, regulatory and mediation proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any potential recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Affirmative litigations:

Counterparty	Debtor(s)	Commenced	Court	Court Reference	Most Recent Disclosure

Bank of America National Association et al. (“SPV Avoidance Actions”)	LBSF	September 2010	Bankruptcy Court	10-03547 (SCC)	(a)

Federal Home Loan Bank of New York	LBSF	May 2015	Bankruptcy Court	15-01110 (SCC)	(b)

Citibank (“Citigroup litigation”)	LBHI	June 2014	Bankruptcy Court	12-010044 (SCC)	(c)

Mortgage Sellers	LBHI	Various	Various	Various	October 6, 2016 Balance Sheets - Docket No. 54684

Credit Suisse Group AG	LBHI, LBSF LBCS, LBCC	November 2013	Bankruptcy Court	13-01676 (SCC)	September 30, 2013 Balance Sheets - Docket No. 42236

Ballyrock ABS CDO 2007-1 Limited Wells Fargo Bank N.A. (“Ballyrock litigation”)	LBSF	February 2009	Bankruptcy Court	09-01032 (SCC)	March 31, 2012 Balance Sheets - Docket No. 29731

Other litigations:
Counterparty	Debtor(s)	Commenced	Court	Court Reference	Most Recent Disclosure

Lehman Brothers International (Europe) (in administration) (“LBIE Waterfall Applications”)	LBHI	Not applicable	Not applicable	Not applicable	(d)

RMBS Trustee	LBHI SASCO	September 2009	Bankruptcy Court	08-13555 (SCC)	(e)

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 12 – Legal Proceedings (continued)

(a)	SPV Avoidance Actions

On January 24, 2017, the Bankruptcy Court ordered that its June 28, 2016 decision dismissing substantially all of LBSF’s claims be considered a Final Order for purposes of appeal. On February 6, 2017, LBSF filed its Notice of Appeal of the June 28, 2016 decision to the US District Court for the Southern District of New York, and on February 21, 2017, LBSF filed its designation of the appellate record and statement of issues on appeal. On February 27, 2017, the appeal was assigned to District Court Judge Lorna G. Schofield. On April 10, 2017, LBSF filed its Appellate Brief. Appellees filed their Opposing Brief on June 10 and LBSF’s Reply Brief is due on or before July 10, 2017.

Refer to the filed Balance Sheets as of March 31, 2016 for previous disclosure.

(b)	Federal Home Loan Bank of New York

On April 18, 2017, FHLB-NY and LBHI, in its capacity as Plan Administrator on behalf of LBSF, finalized a settlement agreement to resolve all the claims between the parties. As a result of the settlement agreement, FHLB-NY paid LBSF $70 million in April 2017.

Refer to the filed Balance Sheets as of June 30, 2015 for previous disclosure.

(c)	Citigroup litigation

On April 24, 2017, trial commenced between the Company and Citibank in the Bankruptcy Court, and is expected to continue over the following months.

Refer to the filed Balance Sheets as of October 6, 2016 for previous disclosure.

(d)	LBIE Waterfall Applications

On May 17, 2017, the UK Supreme Court released the Waterfall I decision, holding that currency claims do not exist, sub-debt is junior to statutory interest and non-provable claims, LBIE cannot prove for a contribution claim while in administration, and a contribution claim cannot include a shortfall for statutory interest.

Refer to the filed Balance Sheets as of December 31, 2016 for previous disclosure.

(e)	RMBS Trustee

On June 27, 2016 the Bankruptcy Court entered an order to expunge certain claims against LBHI and SASCO, for which claims were not submitted under the loan-by-loan claim resolution process prior to the deadline. The RMBS Trustees (as defined below) appealed the order on July 11, 2016. On February 22, 2017, the U.S. District Court for the Southern District of New York upheld the Bankruptcy Court order to expunge certain claims against LBHI and SASCO.

As to claims submitted under the loan-by-loan claim resolution protocol, the Company has proposed a modified process for the liquidation of those claims. Specifically, on March 17, 2017, the Company entered into an RMBS Trust Settlement Agreement (the “Proposed Settlement Agreement”) with a group of fourteen (14) institutional investors holding significant amounts of Lehman issued residential mortgage-backed securities (the “Institutional Investors”). The Proposed Settlement Agreement has been presented to the Trustees for the applicable residential mortgage-backed securitization trusts, U.S. Bank, Law Debenture, Wilmington Trust and Deutsche Bank (collectively, the “RMBS Trustees”). The RMBS Trustees accepted the Proposed Settlement Agreement on behalf of 229 trusts. On July 6, 2017, the Bankruptcy Court approved the Proposed Settlement Agreement. Under the Proposed Settlement Agreement, the Company will request the estimation and allowance of the claims related to the accepting covered RMBS trusts at $2.38 billion. In addition, if the Bankruptcy Court determines that the RMBS trusts are entitled to an allowed claim in an amount between $2.0 billion and $2.38 billion, the Company will agree to allow the claim in the amount of $2.38 billion. If the claim is allowed in an amount greater than $2.38 billion, the allowed claim will be set at such greater amount. If the claim is estimated in an amount greater than $2 billion, all parties have agreed to waive their right to appeal the Bankruptcy Court’s determination of the amount of the claim. If the amount of the claim is estimated below $2 billion, the RMBS Trustees have the right to appeal.

Refer to the filed Balance Sheets as of December 31, 2016 for previous disclosure.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Note 13 – Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities recorded in non-U.S. dollar functional currencies using exchange rates as of the date of the Balance Sheets. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Note 14 – Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

III. Balance Sheets

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of April 6, 2017

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (2)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (3)	Total Company

Assets
Cash and short-term investments	$34	$18	$0	$2	$2	$126	$148	$17	$—	$10	$357	$162	$519
Cash and short-term investments pledged or restricted	3,278	833	103	60	1	0	0	7	—	16	4,298	26	4,324

Financial instruments and other inventory positions:
Commercial Real Estate	—	—	—	—	—	—	—	91	—	—	91	43	133
Loans and Residential Real Estate	51	—	—	—	—	—	—	11	—	—	62	13	75
Principal investments	3	—	—	—	—	—	—	3	—	—	6	763	769
Derivative Receivables and Related Assets	—	159	—	—	0	—	—	—	—	—	159	0	159

Total Financial instruments and other inventory positions	54	159	—	—	0	—	—	105	—	—	317	819	1,136

Receivables from Debtors and Debtor-Controlled Entities and other assets	559	362	0	237	501	115	20	251	0	4	2,049	290	2,339

Investments in Affiliates	(25,608)	224	—	—	—	—	—	117	—	(402)	(25,669)	(21,630)	(47,299)

Due from Affiliates:
Debtors and Debtor- Controlled Entities	21,284	471	268	21	—	8	—	5,107	—	205	27,364	3,700	31,064
Non-Controlled Affiliates	17,087	702	106	164	—	—	—	135	—	—	18,195	2,169	20,364

Total Due from Affiliates	38,371	1,173	374	184	—	8	—	5,243	—	205	45,558	5,870	51,428

Total Assets	$16,688	$2,768	$477	$484	$504	$249	$168	$5,739	$0	$(167)	$26,911	$(14,464)	$12,447

Liabilities and Stockholders’ Equity Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$1,538	$62	$1	$0	$0	$0	$0	$88	$—	$10	$1,699	$480	$2,179

Due to Affiliates:
Debtor-Controlled Entities	—	—	—	—	—	—	—	—	—	—	—	11,670	11,670
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	31	31

Total Due to Affiliates	—	—	—	—	—	—	—	—	—	—	—	11,701	11,701

Secured Claims Payable to Third Parties	2,008	—	—	—	—	—	—	—	—	—	2,008	—	2,008
Taxes Payable	127	—	1	0	—	—	0	10	—	—	138	2	140
Liabilities Subject to Compromise	148,725	24,634	252	296	17	0	1	5,438	—	97	179,459	0	179,459

Total Liabilities	152,398	24,696	253	297	17	0	1	5,536	—	107	183,304	12,182	195,486

Stockholders’ Equity	(135,709)	(21,928)	224	187	486	249	167	203	0	(274)	(156,393)	(26,646)	(183,040)

Total Liabilities and Stockholders’ Equity	$16,688	$2,768	$477	$484	$504	$249	$168	$5,739	$0	$(167)	$26,911	$(14,464)	$12,447

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Certain Other Debtor’s Balance Sheets are presented on page 30.
(3)	Certain Debtor-Controlled Entities’ Balance Sheets are presented on page 31.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of April 6, 2017 (Certain Other Debtors)

(Unaudited)

($ in millions)	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	BNC Mortgage LLC 09-10137	MERIT LLC 09-17331	Other Debtors (1)
Assets
Cash and short-term investments	$0	$—	$0	$(0)	$10	$—	$10
Cash and short-term investments pledged or restricted	13	—	—	0	4	—	16

Financial instruments and other inventory positions:
Commercial Real Estate	—	—	—	—	—	—	—
Loans and Residential Real Estate	—	—	—	—	—	—	—
Principal investments	—	—	—	—	—	—	—
Derivative Receivables and Related Assets	—	—	—	—	—	—	—

Total Financial instruments and other inventory positions	—	—	—	—	—	—	—

Receivables from Debtors and Debtor-Controlled Entities and other assets	0	0	2	2	—	—	4

Investments in Affiliates	—	—	(402)	—	—	—	(402)

Due from Affiliates:
Debtors and Debtor- Controlled Entities	132	—	74	—	—	—	205
Non-Controlled Affiliates	—	—	—	—	—	—	0

Total Due from Affiliates	132	—	74	—	—	—	205

Total Assets	$144	$0	$(327)	$2	$13	$—	$(167)

Liabilities and Stockholders’ Equity Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$4	$0	$2	$0	$4	$—	$10

Due to Affiliates:
Debtor-Controlled Entities	—	—	—	—	—	—	—
Non-Controlled Affiliates	—	—	—	—	—	—	—

Total Due to Affiliates	—	—	—	—	—	—	—

Secured Claims Payable to Third Parties	—	—	—	—	—	—	—
Taxes Payable	—	—	—	—	—	—	—
Liabilities Subject to Compromise	93	—	—	—	4	—	97

Total Liabilities	97	0	2	0	8	—	107

Stockholders’ Equity	48	0	(329)	2	5	(0)	(274)

Total Liabilities and Stockholders’ Equity	$144	$0	$(327)	$2	$13	$(0)	$(167)

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1) Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of April 6, 2017 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	314 Common- wealth Ave Inc. (3)	LB U.K. Holdings (Delaware) Inc.	PAMI ALI LLC	Lux Finance Sarl	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities
Assets
Cash and short-term investments	$2	$1	$6	$72	$0	$0	$0	$2	$1	$78	$—	$162
Cash and short-term investments pledged or restricted	(0)	3	4	2	—	—	—	0	—	17	—	26

Financial instruments and other inventory positions:
Commercial Real Estate	(1)	10	0	—	25	(0)	(0)	6	—	2	—	43
Loans and Residential Real Estate	—	0	0	—	—	—	—	—	—	13	—	13
Principal investments	0	—	587	—	—	—	(0)	0	—	176	—	763
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	0	—	0

Total Financial instruments and other inventory positions	(1)	10	587	—	25	(0)	(0)	6	—	190	—	819

Receivables from Debtors and Debtor-Controlled Entities and other assets	2	0	25	69	0	1	349	0	—	207	(363)	290

Investments in Affiliates	(27,013)	2	0	5	—	0	46	(375)	—	(219)	5,924	(21,630)

Due from Affiliates:
Debtors and Debtor- Controlled Entities	2,466	—	533	—	—	85	477	619	—	492	(971)	3,700
Non-Controlled Affiliates	0	—	0	—	—	6	399	24	749	991	—	2,169

Total Due from Affiliates	2,466	—	533	—	—	91	876	643	749	1,483	(971)	5,870

Total Assets	$(24,544)	$16	$1,154	$148	$26	$92	$1,271	$277	$750	$1,756	$4,591	$(14,464)

Liabilities and Stockholders’ Equity Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$1	$2	$546	$61	$0	$0	$0	$47	$0	$185	$(363)	$480

Due to Affiliates:
Debtor-Controlled Entities	2,679	—	2,778	57	—	838	180	3,087	1,152	1,870	(971)	11,670
Non-Controlled Affiliates	—	—	1	—	—	—	—	0	—	29	—	31

Total Due to Affiliates	2,679	—	2,780	57	—	838	180	3,087	1,152	1,899	(971)	11,701

Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	—	—	2	—	—	—	—	—	—	—	—	2
Liabilities Subject to Compromise	—	—	—	—	—	—	—	—	—	0	—	0

Total Liabilities	2,681	2	3,327	118	0	838	181	3,134	1,152	2,084	(1,334)	12,182

Stockholders’ Equity	(27,225)	14	(2,173)	30	26	(746)	1,090	(2,857)	(402)	(329)	5,925	(26,646)

Total Liabilities and Stockholders’ Equity	$(24,544)	$16	$1,154	$148	$26	$92	$1,271	$277	$750	$1,756	$4,591	$(14,464)

See accompanying Notes to Balance Sheets

Note:	All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.
(1)	Balances reflect the impact of eliminations of (i) intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc. is reflected on a consolidated basis:

- excluding (i) separately reported wholly-owned subsidiaries that are Debtor entities (e.g. LCPI, LBSF and East Dover Ltd) and (ii) separately reported Debtor-Controlled Entities and their

- including wholly owned subsidiaries of LCPI (e.g. LCPI Properties Inc.).

(3)	Entities are reflected on a consolidated basis, e.g. Property Asset Management Inc. includes its wholly owned subsidiary, Orbit RE LLC.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

IV. Post-Twelfth Distribution Cash Flow Estimates

Table of Contents

A.	Basis of Presentation	33

B.	Highlights	36

C.	Summary	37

D.	Recoveries from Non-Controlled Affiliates	38

E.	Operating Expenses	40

F.	Debtors and Debtor-Controlled Entities Schedules	42

Quarterly Financial Report as of April 6, 2017 (Unaudited)

A. Basis of Presentation

The information and data included in these cash flow estimates and notes thereto (the “Post-D12 Cash Flow Estimates”) were prepared to update the Post-Eleventh Distribution Cash Flow Estimates filed February 1, 2017 (the “Post-D11 CFE”), and are based on estimated cash flows from assets managed in an orderly wind down and/or sale (and related costs of operations) over the period from April 7, 2017 through December 31, 2019 (the “Estimate Period” or “Post-D12”).

As the Company cannot definitively specify a date for the final termination of its activities, these Post-D12 Cash Flow Estimates include an estimate for expenses for potential residual activities (remaining asset dispositions, disputed claims resolutions, outstanding litigations, and administrative wind-down) that may extend beyond 2019.

All cash flows in the Estimate Period are presented on an undiscounted basis.

Key Assumptions

Recoveries from Non-Controlled Affiliates

Estimates of recoveries from Non-Controlled Affiliates are based on internal valuation models utilizing information obtained from both Non-Controlled Affiliates’ fiduciaries, as well as information obtained by the Company through settlement negotiations, involvement on creditors’ committees and ongoing cooperative exchanges.

Certain receivables from Non-Controlled Affiliates are held in foreign currencies, and as such, estimated recoveries related to these receivables are subject to movements in foreign exchange rates.

The majority of estimated remaining recoveries from Non-Controlled Affiliates are contingent upon (i) the resolution of matters in dispute and/or active litigation, (ii) the receipt of non-U.S. government and/or Court approvals, and/or (iii) the final wind down of estates not controlled by the Plan Administrator. As such, the timing and amount of future recoveries from Non-Controlled Affiliates is uncertain.

For further discussion of assumptions related to estimates of Recoveries from Non-Controlled Affiliates, refer to Section D herein.

Litigation

For litigation actions which may result in a potential recovery to the Company (“Affirmative Litigations”), the largest of which are listed and described in Note 12 in the Notes to the Balance Sheets, the Post-D12 Cash Flow Estimates exclude estimated recoveries unless one of the following conditions is met:

(i)	The Company has reached agreements in principle with the corresponding counterparties, in which case the Post-D12 Cash Flow Estimates reflect estimated recoveries at the agreed amounts, or

(ii)	The Company has locked in value by purchasing notes of various special purpose vehicles, in which case the Post-D12 Cash Flow Estimates reflect estimated recoveries from the value locked in.

The Company expects that the actual amounts of future recoveries related to Affirmative Litigations will be material; however, final litigation outcomes are contingent on a number of factors outside of the Company’s direct control and are thus uncertain.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Key Assumptions (continued)

Litigation (continued)

Although potential litigation receipts are excluded herein, the Post-D12 Cash Flow Estimates do include the estimated costs (i.e. professional legal and advisory fees) of supporting such litigations. As the Company continues to monetize its remaining financial inventory and wind down its operations, the estimated costs of supporting the Company’s ongoing litigation activities has become an increasingly larger portion of the Company’s total estimated expenses.

Timing of Estimates

Estimates of recoveries from Non-Controlled Affiliates and the final resolution of litigation matters are subject to substantial timing uncertainties.

As estimated recoveries and expenses related to the above constitute the majority of the Post-D12 Cash Flow Estimates, the estimates herein do not reflect the Company’s views with respect to timing.

Intercompany Recoveries Among Controlled Entities

The Post-D12 Cash Flow Estimates include estimated intercompany recoveries between and among Debtors and Debtor-Controlled Entities, including:

(i)	receipts on pre-petition intercompany claims,

(ii)	equity distributions, and

(iii)	receipts and payments related to post-petition activity.

The Post-D12 Cash Flow Estimates reflect the following assumptions in the calculation of intercompany recoveries between and among Debtors and Debtor-Controlled Entities:

•	Allowed Claims as of April 6, 2017, and estimated unresolved third party claims to be allowed;

•	An estimate of the allocation of taxes between and among Controlled Entities in accordance with the Debtor Allocation Agreement (Refer to Note 10 – Taxes Payable in the Notes to the Balance Sheets);

•	Estimates for post-petition interest (refer to Note 11 in the Notes to the Balance Sheets), and equity distributions from Debtors and Debtor-Controlled Entities.

Foreign Exchange Rates

A significant portion of the Company’s remaining estimated recoveries are denominated in currencies other than the U.S. Dollar. The estimates herein reflect estimated recoveries on non-U.S. Dollar denominated assets using foreign exchange rates as of April 6, 2017.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Presentation Differences

Post-D11 CFE

The Post-D12 Cash Flow Estimates differ from the Post-D11 CFE generally as follows:

(i)	as a result of changes to estimates, or

(ii)	as a matter of presentation whereby certain estimates are classified differently from the Post-D11 CFE, but there is no resulting economic effect on the overall recoveries to the applicable legal entity.

As part of the Company’s planned operational wind-down and legal entity dissolution process, the Company has assigned and will continue to assign claims among Controlled Entities, typically from a subsidiary entity to a parent entity, with no resulting economic effect on overall recoveries. These assignments are reflected in the “Transfers, Reclassifications, Adjustments” column in the tables herein. For claim assignments in which Debtor entities are assigned claims against themselves (i.e., when LBHI is assigned a claim against LBHI), the receivables and payables are netted in the Balance Sheets and similarly offset herein.

Operating Report—Schedule of Cash Receipts and Disbursements

Amounts presented in the Post-D12 Cash Flow Estimates, including actual results in the Prior Period, may differ from the presentation of cash flows in the Company’s Post-Effective Operating Report – Schedule of Cash Receipts and Disbursements (“Cash Operating Report”), primarily as a matter of presentation, whereby certain amounts are classified differently from the presentation herein.

For example, LBHI collects cash on behalf of other Debtors and Debtor-Controlled Entities which do not maintain separate bank accounts. In such cases, the Cash Operating Reports reflect these cash collections at LBHI, whereas the Post-D12 Cash Flow Estimates reflect these cash collections at the entity on whose books the related assets are reported in the Balance Sheets.

Expenses related to incentive fees for the Board are recognized in accordance with the schedule of payments provided in the LBHI Director Incentive Compensation Plan (see Docket No. 44924 for further details).

Disclosure Statement

The presentation of the Post-D12 Cash Flow Estimates differs from the presentation of the “Cash Flow Estimates Through 2014” as reported in Exhibit 7 to the Disclosure Statement of the Plan (“DS Exhibit 7”). Refer to the 2012+ Cash Flow Estimates filed July 25, 2012 (the “2012+ CFE”) for further discussion of these presentation differences.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

B. Highlights

Estimated Recoveries

Total estimates of aggregate gross recoveries, before operating disbursements and payments in satisfaction of secured, priority, administrative and unsecured claims of Debtors and liabilities of Debtor-Controlled Entities, increased by $1.1 billion to $99.9 billion in the Post-D12 Cash Flow Estimates as compared to $98.8 billion in the Post-D11 CFE. Net of operating disbursements, total estimated net recoveries increased by $1.1 billion to $96.2 billion. This increase in the Company’s estimated recoveries was primarily driven by (i) the February 2017 receipt of $797.5 million related to the settlement agreement with JP Morgan Chase Bank N.A. (“JPM Settlement Agreement”), which had been excluded from prior estimates as a potential litigation recovery (refer to the Quarterly Financial Report as of December 31, 2016, Docket No. 55127, for additional information) , and (ii) an increase in the estimates for the Derivatives and Private Equity/Principal Investments portfolios.

(*)	CFO refers to Cash From Operations
(1)	Refer to the “Responses to Questions Received From Creditors” posted to www.lehman-docket.com on October 30, 2014, for a reconciliation of these figures.
(2)	Estimates included in DS Exhibit 7, adjusted for certain Presentation Adjustments (refer to the 2012+ CFE for further information).
(3)	The Operating Expense estimates in DS Exhibit 7 reflected the estimated costs for expected personnel and infrastructure requirements to support the workforce for each year from 2011 to 2014. These Operating Expense estimates did not include estimates for costs beyond 2014.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

C. Summary

The Company estimates that Total Post-D12 CFE Cash From Operations will be $3.9 billion, an increase in estimates of $1.1 billion compared to estimates presented in the Post-D11 CFE. This increase is primarily driven by (i) a receipt of $797.5 million in Other related to the JPM Settlement Agreement (these litigation recoveries were excluded (see Key Assumptions) from prior estimates), (ii) a $118 million increase in estimated recoveries in the Derivatives portfolio primarily related to the FHLB-NY settlement of $70 million that was finalized in April 2017 (these recoveries were excluded from prior estimates), and (iii) a $108 million increase in estimated recoveries in the Private Equity/Principal Investments portfolio primarily related to the First Data Corporation and Formula One investments.

These increases were partially offset by a (i) $58 million increase in Operating Expenses, largely driven by increased estimates for Compensation & Benefits, formula-driven Incentive Fees and Professional Fees, and (ii) $26 million reduction in estimated Recoveries from Non-Controlled Affiliates.

Cash activities between October 7, 2016 and April 6, 2017 included (i) the monetization of inventory of $1.5 billion, primarily in the Private Equity/Principal Investments and Derivatives portfolios, (ii) the receipt of $797.5 million from the JPM Settlement Agreement in Other, (iii) the collection of $0.8 billion of recoveries from Non-Controlled Affiliates, primarily driven by recoveries from Bankhaus, Lehman Brothers Asia Pacific (Singapore) PTE, and Lehman Brothers Securities Asia Limited, and (iv) operating expenses of $122 million, including professional fees related to the Company’s claims mitigation and litigation activities.

Of the $1.5 billion of remaining Estimated Net Receipts shown in the Post-D12 CFE, the Company anticipates that approximately 55% will be collected by the end of 2017.

($ in millions)	Post-D11 Cash Flow Estimates	Less: Cash Activity 10/7/16-4/6/17	Recovery Value Change	Transfers, Reclassifications, Adjustments (a)	Post-D12 Cash Flow Estimates (b)
Net Receipts
Commercial Real Estate	$213	$(78)	$(2)	$—	$133
Loans (Corporate & Residential)	121	(82)	36	—	75
Private Equity / Principal Investments	965	(303)	108	—	769
Derivatives	133	(93)	118	—	159
Other	312	(938)	915	55	344

Sub-Total - Net Receipts	$1,744	$(1,494)	$1,174	$55	$1,479

Recoveries From Non-Controlled Affiliates
Europe	$2,796	$(423)	$16	$(81)	$2,308
Asia	1,058	(384)	(42)	(8)	623

Sub-Total - Recoveries From Non-Controlled Affiliates	$3,853	$(807)	$(26)	$(89)	$2,932
Operating Expenses
Professional Fees	$(204)	$48	$(16)	$—	$(172)
Compensation & Benefits	(153)	53	(27)	—	(127)
Incentive Fees	(191)	7	(17)	—	(200)
Other Administrative Expenses	(62)	14	1	—	(46)

Sub-Total - Operating Expenses	$(610)	$122	$(58)	$—	$(546)

Total Cash From Operations (CFO)	$4,987	$(2,179)	$1,091	$(34)	$3,865

(a)	Transfers, Reclassifications and Adjustments primarily include:

•	a transfer of $55 million from “Recoveries From Non-Controlled Affiliates” in Europe to “Net Receipts – Other” primarily related to claims against Non-Controlled Affiliates that were assigned by Bankhaus to LBHI as payment-in-kind, and

•	a transfer of $26 million from “Recoveries From Non-Controlled Affiliates” in Europe to “Pre-Petition Intercompany Receipts from Controlled Entities” related to claims against LBHI that were assigned by Lehman Brothers Luxembourg Investments S.a.r.l., a Non-Controlled Affiliate, to a Debtor-Controlled Entity.

(b)	Recoveries from Non-Controlled Affiliates in Europe include recoveries on claims against LBIE that were collateralized by LBHI as a result of a loan of £82.6 million from LBHI2 to LBHI, the proceeds of which were received in September 2016. LBHI has recorded a liability related to this loan in Payables to Debtors and Debtor-Controlled Entities and Other Liabilities (see Note 9 in the Notes to the Balance Sheets).

Quarterly Financial Report as of April 6, 2017 (Unaudited)

D. Recoveries from Non-Controlled Affiliates

The Company estimates that Post-D12 CFE Recoveries from Non-Controlled Affiliates will be $2.9 billion, which reflects a decrease in estimates of $26 million compared to Total Recoveries from Non-Controlled Affiliates presented in the Post-D11 CFE.

Basis of Presentation

Recoveries from Non-Controlled Affiliates represent estimated recoveries on intercompany claims against affiliates of the Company that were not managed or controlled by a Debtor as of the Effective Date, including all affiliates that are subject to separate proceedings in Europe and Asia. (Further information on these intercompany claims against Non-Controlled Affiliates can be found in Note 8 – Due from/to Affiliates in the Notes to the Balance Sheets)

Estimates of recoveries from Non-Controlled Affiliates are based on information obtained from both Non-Controlled Affiliates’ fiduciaries, as well as information obtained by the Company through settlement negotiations, involvement on creditors’ committees and ongoing cooperative exchanges. Actual recoveries from Non-Controlled Affiliates may vary materially from estimates included herein.

In some cases, the Company’s payments of obligations to Non-Controlled Affiliates are part of the resources used by such Non-Controlled Affiliates to pay their own obligations, including obligations payable to the Company. An example of a Non-Controlled Affiliate with both substantial claims into the Company and payables to the Company is LBT.

For cases in which the Company has offsetting or partially offsetting payables to and receivables from certain Non-Controlled Affiliates, the Company has pursued and will continue to pursue offsetting arrangements with such Non-Controlled Affiliates to accelerate the distribution of cash to third party creditors. For consistency and comparability of reporting, the Post-D12 CFE reflects the full estimated recoveries from such Non-Controlled Affiliates prior to any offsetting arrangements.

Certain Non-Controlled Affiliates are in various stages of their respective wind-down processes, including final distributions and entity dissolutions.

The majority of estimated remaining recoveries from Non-Controlled Affiliates are contingent upon (i) the resolution of matters in dispute and/or active litigation, (ii) the receipt of non-U.S. government and/or Court approvals, and/or (iii) the final wind down of estates not controlled by the Plan Administrator. As such, the timing and amount of receipts of future estimated recoveries from Non-Controlled Affiliates is uncertain.

($ in millions)	Post-D11 Cash Flow Estimates	Less: Prior Period Activity	Estimate Changes	Transfers, Reclassifications, Adjustments	Post-D12 Cash Flow Estimates (a)
Recoveries from Non-Controlled Affiliates
Europe	$2,796	$(423)	$16	$(81)	$2,308
Asia	1,058	(384)	(42)	(8)	623

Total - Recoveries from Non-Controlled Affiliates	$3,853	$(807)	$(26)	$(89)	$2,932

(a)	Recoveries from Non-Controlled Affiliates in Europe include recoveries on claims against LBIE that were collateralized by LBHI as a result of a loan of £82.6 million from LBHI2 to LBHI, the proceeds of which were received in September 2016. LBHI has recorded a liability related to this loan in Payables to Debtors and Debtor-Controlled Entities and Other Liabilities (see Note 9 in the Notes to the Balance Sheets.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Recoveries from Non-Controlled Affiliates (continued)

For a breakdown of Non-Controlled Affiliates included within the Europe and Asia categories, including net receivables balances, refer to Note 8 in the Notes to the Balance Sheets.

For information on cash collections for the period between D11 and D12, refer to Note 8 in the Notes to the Balance Sheets and Cash Operating Reports.

LBHI2

The Company’s estimates of recoveries from LBHI2 reflect the inclusion of the Company’s interest in GBP 650 million related to the Joint Venture among LBHI2 and the Funds to facilitate the resolution of LBIE claims (refer to Note 8 in the Notes to the Balance Sheets for additional information).

The Company’s estimates of recoveries from LBHI2 do not reflect contingent receivables in excess of the Joint Venture’s initial capitalization, nor do the estimates reflect potential contingent claims by LBIE against LBHI2. The Company’s ultimate recoveries from the Joint Venture are conditioned upon the resolution of a number of complex legal disputes surrounding distributions from LBIE, including (i) the interpretation of LBIE’s pre-administration contracts, and (ii) various other legal issues. The final outcomes are contingent on a number of factors outside of the Company’s direct control and are thus uncertain.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

E. Operating Expenses

The Company estimates that Post-D12 CFE Operating Expenses will be $0.5 billion, which reflects an increase in estimates of $58 million compared to Total Operating Expenses presented in the Post-D11 CFE.

($ in millions)	Post-D11 Cash Flow Estimates	Less: Prior Period Activity	Estimate Changes	Reclasses / Transfers	Post-D12 Cash Flow Estimates
Operating Expenses
Professional Fees	$(204)	$48	$(16)	$—	$(172)
Compensation and Benefits	(153)	53	(27)	—	(127)
Incentive Fees	(191)	7	(17)	—	(200)
Other Administrative Expenses	(62)	14	1	—	(46)

Total - Operating Expenses	$(610)	$122	$(58)	$—	$(546)

Professional Fees

Professional Fees include fees paid to third party professional services firms, including legal counsel and other consulting and advisory fees supporting litigation activities, claims mitigation activities, bankruptcy and Plan-related activities, audit and financial-related services, and other administrative activities.

Professional Fees increased by $16 million, primarily driven by an anticipated increase in professional resources required for the Company’s claims mitigation and litigation activities, the potential recoveries from which are excluded herein.

Compensation and Benefits

Compensation and Benefits include compensation, incentives, benefits, severance, and payroll taxes for employees of the Company as well as fees and expenses paid to Alvarez & Marsal North America, LLC (“A&M”) for certain staff resources. Annual bonus and severance payments are typically paid in the beginning of the following calendar year, thus a significant portion of compensation and benefits expenses generally lags one year for cash reporting.

Estimated remaining Compensation & Benefits increased $27 million, driven by an anticipated increase in the duration of specialized staff required to manage and execute ongoing and pending litigation activities, the timelines and final resolutions of which are uncertain.

Incentive Fees

Incentive Fees include estimated formula-based incentive fees for the LBHI Board of Directors and third party professional services firms, including A&M and Houlihan Lokey Howard & Zukin Capital, Inc.

Estimated Incentive Fees increased by $17 million due to formula-based increases in the calculation of incentive fees related to estimates for claims resolutions and increases in estimated total net recoveries.

Other Administrative Expenses

Other Administrative Expenses include asset management and infrastructure-related expenses, including but not limited to information technology, communications, outsourced asset management service providers, market data and analytics, and administrative expenses, such as insurance premiums, occupancy costs, taxes and filing fees, and employee expense reimbursements.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Operating Expenses (continued)

Wind Down Expenses

The estimates herein assume that costs will continue to be incurred to monetize remaining financial assets, resolve outstanding litigations and disputed claims, and to execute the wind-down of operations. As the inventory of remaining assets is reduced, the Company expects that it will continue to focus on the management and resolution of claims, pursuit of outstanding litigations, and administrative wind-down activities. This continued focus is reflected in these Post-D12 Cash Flow Estimates for Compensation & Benefits and Professional Fees for litigation, claims resolution, and wind-down activities.

The estimates herein reflect the assumption that although the preponderance of final asset dispositions, resolution of remaining disputed claims, pursuit of outstanding litigations, remaining collections from Non-Controlled Affiliates, corporate entity dissolutions, and financial and tax reporting requirements will be completed by the end of 2019, these Post-D12 Cash Flow Estimates include an estimate for residual activities that may extend beyond 2019.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

F. Debtors and Debtor-Controlled Entities Schedules

LBHI

The Company estimates that Total Post-D12 CFE Cash From Operations, including Intercompany Receipts, at LBHI will be $4.1 billion, which reflects an increase in estimates of $1.0 billion compared to estimates presented in the Post-D11 CFE.

($ in millions)	Post-D11 Cash Flow Estimates	Less: Cash Activity 10/7/16-4/6/17	Recovery Value Change	Transfers, Reclassifications, Adjustments (a)	Post-D12 Cash Flow Estimates
Net Receipts
Commercial Real Estate	$34	$(34)	$1	$—	$0
Loans (Corporate & Residential)	56	(11)	6	—	51
Private Equity / Principal Investments	0	(0)	2	—	3
Derivatives	—	—	—	—	—
Other	238	(913)	898	55	278

Sub-Total - Net Receipts	$328	$(958)	$907	$55	$332

Recoveries From Non-Controlled Affiliates
Europe	$1,498	$(394)	$(3)	$(44)	$1,057
Asia	970	(383)	(41)	(8)	539

Sub-Total - Recoveries From Non-Controlled Affiliates	$2,469	$(778)	$(43)	$(51)	$1,597

Operating Expenses
Professional Fees	$(139)	$30	$(7)	$—	$(116)
Compensation & Benefits	(93)	34	(34)	—	(93)
Incentive Fees	(125)	5	(12)	—	(133)
Other Administrative Expenses	(38)	8	(3)	—	(33)

Sub-Total - Operating Expenses	$(395)	$77	$(57)	$—	$(375)

Total Cash From Operations (CFO)	$2,402	$(1,659)	$807	$4	$1,554

Pre-Petition Intercompany Receipts from Controlled Entities	2,948	(392)	99	(161)	2,493
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	(1,333)	67	16	—	(1,250)
Investments in Affiliates	1,258	(49)	60	—	1,269

Total CFO + Intercompany Receipts	$5,275	$(2,032)	$982	$(158)	$4,067

(a)	Transfers, Reclassifications and Adjustments primarily include:

•	a transfer of $55 million from “Recoveries From Non-Controlled Affiliates” in Europe to “Net Receipts – Other” primarily related to claims against Non-Controlled Affiliates that were assigned by Bankhaus to LBHI as payment-in-kind, and

•	a transfer of approximately $161 million in “Pre-Petition Intercompany Receipts from Controlled Entities” related to claims against LBHI that were assigned from LB RE Financing No.2 Limited to LB RE Financing No.1 Limited, and subsequently assigned to LBHI (refer to Note 8 – Due from/to Affiliates of the December 31, 2016 for additional information).

Quarterly Financial Report as of April 6, 2017 (Unaudited)

LBHI (continued)

Recoveries from Non-Controlled Affiliates

The Company estimates that LBHI will collect approximately $1.6 billion from Non-Controlled Affiliates, of which the Company estimates that approximately 45% will be collected from LBF, LBJ, and Thayer Properties Limited.

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan), pre-petition intercompany receivables from Debtor-Controlled Entities, and Post-Petition Interest on allowed claims against LBCC. The Company estimates that LBHI will receive approximately $2.5 billion, including (i) $0.7 billion and $0.4 billion from LCPI and LBSF, respectively, and (ii) $1.3 billion from Debtor-Controlled Entities, primarily Luxembourg Finance Sarl, Lehman Brothers UK Holding (Delaware) Inc., and LB I Group, which collectively represent approximately 85% of the aggregate receipts from Debtor-Controlled Entities.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition intercompany include the net settlement of Post-Petition intercompany receivables and payables between and among Debtors and Debtor-Controlled Entities, as described in the April 6, 2017 Balance Sheets and adjusted for (i) net receipts related to the allocation of estimated taxes payable in accordance with the Debtor Allocation Agreement, and (ii) various other items.

Investments in Affiliates

Investments in Affiliates include recoveries from wholly-owned subsidiaries in cases in which the subsidiary’s net recoverable assets exceed or are expected to exceed its liabilities. The Company estimates that LBHI will receive approximately $1.3 billion, primarily from (i) LOTC of $0.5 billion, (ii) Lehman Brothers UK Holdings (Delaware) Inc. of $0.5 billion, and (iii) LBHK Funding (Cayman) No.1 Limited of $0.1 billion.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

LCPI

The Company estimates that Total Post-D12 CFE Cash From Operations, including Intercompany Receipts, at LCPI will be $0.9 billion, which reflects an increase in estimates of $81 million compared to estimates presented in the Post-D11 CFE.

($ in millions)	Post-D11 Cash Flow Estimates	Less: Cash Activity 10/7/16-4/6/17	Recovery Value Change	Transfers, Reclassifications, Adjustments	Post-D12 Cash Flow Estimates
Net Receipts
Commercial Real Estate	$107	$(24)	$8	$—	$91
Loans (Corporate & Residential)	33	(67)	45	—	11
Private Equity / Principal Investments	3	—	—	—	3
Derivatives	—	—	—	—	—
Other	1	(8)	7	—	—

Sub-Total - Net Receipts	$144	$(99)	$60	$—	$105

Recoveries From Non-Controlled Affiliates
Europe	$1	$(0)	$(0)	$(0)	$1
Asia	—	—	—	—	—

Sub-Total - Recoveries From Non-Controlled Affiliates	$1	$(0)	$(0)	$(0)	$1

Operating Expenses
Professional Fees	$(4)	$1	$0	$—	$(3)
Compensation & Benefits	(11)	4	1	—	(6)
Incentive Fees	(32)	1	(3)	—	(33)
Other Administrative Expenses	(6)	1	(0)	—	(4)

Sub-Total - Operating Expenses	$(53)	$8	$(2)	$—	$(47)

Total Cash From Operations (CFO)	$93	$(91)	$58	$(0)	$59

Pre-Petition Intercompany Receipts from Controlled Entities	609	(73)	58	21	614
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	112	84	(30)	—	166
Investments in Affiliates	318	(300)	(4)	—	14

Total CFO + Intercompany Receipts	$1,131	$(380)	$81	$21	$853

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on pre-petition intercompany receivables from Debtor-Controlled Entities, Post-Petition Interest on Allowed Claims against LBCC, and Allowed Claims against Debtors (per the Plan). The Company estimates that LCPI will receive approximately $0.5 billion, primarily from Lehman ALI Inc.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Estimated net Post-Petition intercompany receipts at LCPI primarily includes receivables of $251 million from LB I Group for financial inventory encumbered to LCPI, partially offset by a loan of $73 million from LBFP.

Investments in Affiliates

Investments in Affiliates include recoveries from wholly-owned subsidiaries in cases in which the subsidiary’s net recoverable assets exceed or are expected to exceed its liabilities. Cash activity of $300 million primarily includes the distribution of $226 million from LCPI Properties Inc., a wholly owned subsidiary of LCPI, to LCPI in connection with the dissolution of LCPI Properties Inc.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

LBSF

The Company estimates that Total Post-D12 CFE Cash From Operations, including Intercompany Receipts, at LBSF will be $0.5 billion, which reflects an increase in estimates of $0.1 billion compared to estimates presented in the Post-D11 CFE.

($ in millions)	Post-D11 Cash Flow Estimates	Less: Cash Activity 10/7/16-4/6/17	Recovery Value Change	Transfers, Reclassifications, Adjustments	Post-D12 Cash Flow Estimates
Net Receipts
Commercial Real Estate	$—	$—	$—	$—	$—
Loans (Corporate & Residential)	—	—	—	—	—
Private Equity / Principal Investments	—	—	—	—	—
Derivatives	133	(93)	118	—	159
Other	23	(8)	2	—	17

Sub-Total - Net Receipts	$156	$(101)	$121	$—	$176

Recoveries From Non-Controlled Affiliates
Europe	$28	$(12)	$5	$(0)	$22
Asia	0	(0)	(0)	—	—

Sub-Total - Recoveries From Non-Controlled Affiliates	$28	$(12)	$5	$(0)	$22

Operating Expenses
Professional Fees	$(54)	$14	$(6)	$—	$(46)
Compensation & Benefits	(32)	11	3	—	(18)
Incentive Fees	(23)	1	(2)	—	(24)
Other Administrative Expenses	(14)	3	5	—	(5)

Sub-Total - Operating Expenses	$(123)	$29	$0	$—	$(93)

Total Cash From Operations (CFO)	$62	$(84)	$126	$(0)	$104

Pre-Petition Intercompany Receipts from Controlled Entities	109	(16)	8	—	101
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	333	(25)	(21)	—	287
Investments in Affiliates	0	—	(0)	—	—

Total CFO + Intercompany Receipts	$504	$(124)	$113	$(0)	$492

Recoveries from Non-Controlled Affiliates

LBSF collected $12 million during the period between October 7, 2016 and April 6, 2017, and the Company estimates that LBSF will collect an additional $22 million from LBT.

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan), pre-petition intercompany receivables from Debtor-Controlled Entities, and Post-Petition Interest on allowed claims against LBCC. The Company estimates that LBSF will receive approximately $0.1 billion, primarily from Debtors and Luxembourg Finance SARL.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition intercompany receipts primarily include (i) a receivable of $349 million related to LBSF’s cash reserves for disputed claims that were invested in secured notes issued by LBHI, and (ii) a payable of $42 million to LBFP, related to a loan secured by LBSF assets. Net Post-Petition intercompany receipts also include the net settlement of Post-Petition intercompany receivables and payables between and among Debtors and Debtor-Controlled Entities.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Other Debtors

($ in millions)	LOTC	LBCC	LBCS	LBFP	Merit	LBDP	Other Debtors	Total Other Debtors
POST-D12 CASH FLOW ESTIMATES
Net Receipts
Commercial Real Estate	$—	$—	$—	$—	$—	$—	$—	$—
Loans (Corporate & Residential)	—	—	—	—	—	—	—	—
Private Equity / Principal Investments	—	—	—	—	—	—	—	—
Derivatives	—	—	—	—	—	—	—	—
Other	1	0	0	0	0	0	—	1

Sub-Total - Net Receipts	$1	$0	$0	$0	$0	$0	$—	$1

Recoveries From Non-Controlled Affiliates
Europe	$—	$0	$6	$—	$—	$—	$—	$6
Asia	—	12	—	—	—	—	—	12
Sub-Total - Recoveries From Non-Controlled Affiliates	$—	$12	$6	$—	$—	$—	$—	$18

Operating Expenses
Professional Fees	$(0)	$(1)	$(2)	$(0)	$(0)	$(0)	$(1)	$(5)
Compensation & Benefits	(1)	(1)	(1)	(0)	—	(0)	(3)	(5)
Incentive Fees	(2)	(2)	(5)	(1)	—	(0)	(1)	(10)
Other Administrative Expenses	(1)	(1)	(0)	(0)	—	(0)	(2)	(3)

Sub-Total - Operating Expenses	$(4)	$(5)	$(7)	$(1)	$(0)	$(0)	$(7)	$(24)

Total Cash From Operations (CFO)	$(3)	$7	$(1)	$(1)	$(0)	$(0)	$(7)	$(5)

Pre-Petition Intercompany Receipts from Controlled Entities	$—	$1	$8	$0	$—	$—	$80	$89
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	500	237	(1)	115	—	20	(7)	864
Investments in Affiliates	—	—	—	—	—	—	—	—

Total Post-D12 CFO + Intercompany Receipts	$497	$244	$6	$115	$(0)	$20	$66	$948

Cash Activity, 10/7/16-4/6/17	$16	$26	$42	$23	$17	$(21)	$6	$109
Transfers, Reclassifications, Adjustments	—	—	0	—	1	0	0	1

Total Post-D12 CFE, including Prior Period Activity	$513	$270	$48	$138	$18	$(1)	$72	$1,058

Total Post-D11 CFE	513	273	47	136	18	(2)	73	1,058

Variance, Post-D12 CFE (including Prior Period) vs. Post-D11 CFE	0	(3)	1	2	0	1	(1)	(0)

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition Intercompany Receipts from/Payables to Controlled Entities primarily include the following outstanding loans:

•	$500 million, $237 million, and $20 million from LOTC, LBCC and LBDP, respectively, to LBHI

•	$73 million and $42 million from LBFP to LCPI and LBSF, respectively.

Quarterly Financial Report as of April 6, 2017 (Unaudited)

Debtor-Controlled Entities

($ in millions)	Post-D11 Cash Flow Estimates	Less: Cash Activity 10/7/16-4/6/17	Recovery Value Change	Transfers, Reclassifications, Adjustments (a)	Post-D12 Cash Flow Estimates
Net Receipts
Commercial Real Estate	$71	$(18)	$(11)	$—	$42
Loans (Corporate & Residential)	31	(4)	(15)	—	13
Private Equity / Principal Investments	961	(303)	105	—	763
Derivatives	1	(0)	(0)	—	0
Other	49	(8)	6	—	47

Sub-Total - Net Receipts	$1,113	$(334)	$86	$—	$866

Recoveries From Non-Controlled Affiliates
Europe	$1,253	$(7)	$13	$(37)	$1,222
Asia	73	(0)	(0)	(0)	72

Sub-Total - Recoveries From Non-Controlled Affiliates	$1,325	$(7)	$13	$(37)	$1,294

Operating Expenses
Professional Fees	$(2)	$2	$(2)	$—	$(2)
Compensation & Benefits	(11)	2	4	—	(5)
Incentive Fees	—	—	—	—	—
Other Administrative Expenses	(1)	0	(0)	—	(1)

Sub-Total - Operating Expenses	$(14)	$5	$2	$—	$(7)

Total Cash From Operations (CFO)	$2,424	$(336)	$101	$(37)	$2,153

Pre-Petition Intercompany Receipts from Controlled Entities	300	(54)	29	(155)	120
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	(70)	(29)	32	—	(67)
Investments in Affiliates	472	—	(1)	—	471

Total CFO + Intercompany Receipts	$3,126	$(419)	$161	$(192)	$2,676

(a)	Transfers, Reclassifications and Adjustments primarily include:

•	a transfer of $26 million from “Recoveries From Non-Controlled Affiliates” in Europe to “Pre-Petition Intercompany Receipts from Controlled Entities” related to claims against LBHI that were assigned by Lehman Brothers Luxembourg Investments S.a.r.l., a Non-Controlled Affiliate, to a Debtor-Controlled Entity, and

•	a transfer of approximately $160 million in “Pre-Petition Intercompany Receipts from Controlled Entities” related to claims against LBHI that were assigned from LB RE Financing No.2 Limited to LB RE Financing No.1 Limited, and subsequently assigned to LBHI (refer to Note 8 – Due from/to Affiliates of the December 31, 2016 for additional information,

Recoveries from Non-Controlled Affiliates

The Company estimates that Debtor-Controlled Entities will collect approximately $1.3 billion, of which over 90% is estimated to be collected from various Non-Controlled Affiliates in the UK.

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan). The Company estimates that Debtor-Controlled Entities will receive approximately $0.1 billion, primarily driven by Lehman Ali and LB U.K. Holdings (Delaware) Inc.‘s Allowed Claims against LBHI.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition intercompany payables include the net settlement of Post-Petition intercompany receivables and payables between Debtors and Debtor-Controlled Entities adjusted for net receipts related to the allocation of taxes in accordance with the Debtor Allocation Agreement and other items.

The Company estimates that Debtor-Controlled Entities will make net payments to LCPI of approximately $250 million and will collect approximately $183 million from LBHI.

Investments in Affiliates

Investments in Affiliates include recoveries from wholly-owned subsidiaries in cases in which the subsidiary’s net recoverable assets exceed its liabilities.

The Company estimates that Debtor-Controlled Entities will recover approximately $0.5 billion through Investments in Affiliates, primarily driven by LBFP and LBDP.